Exhibit 10.23

OFFICE LEASE

OVERLOOK I

214 Overlook Circle, Brentwood, Tennessee 37027

Landlord: TRP OVERLOOK, LLC, a Delaware limited liability company Tenant: ADVANCED BIOHEALING, INC., a Delaware corporation

Date:	March 29, 2010 (Date of last signature)

This Lease consists of four parts:

Part I	Cover Sheet
Part II	Standard Lease Provisions
Part III	Additional Provisions (if any) and
Part IV	Exhibits

EXHIBIT A - Floor Plan of Premises
EXHIBIT B - Landlord’s Notice of Lease Term Dates
EXHIBIT C - Tenant Improvements
EXHIBIT D - Rules and Regulations

PART I

COVER SHEET

The terms listed below shall have the following meanings throughout this Lease:

DATE OF LEASE:	, 2010, being the date of execution by the last party to sign this Lease

LANDLORD:	TRP OVERLOOK, LLC, a Delaware limited liability company

TENANT:	Advanced BioHealing, Inc. A Delaware corporation

TENANT’S ADDRESS:	36 Church Lane, Westport, CT 06880

MANAGER:	Nashville Commercial Real Estate Services, LLC
MANAGER’S ADDRESS:	2002 Richard Jones Rd., Suite A-203 Nashville, TN 37215

ADDRESS FOR RENTAL PAYMENTS	TRP Overlook, LLC c/o Nashville Commercial Real Estate Services, LLC 2002 Richard Jones Rd., Suite A-203 Nashville, TN 37215

PREMISES:	Suite 205, containing a total of 5,476 rentable square feet of space on the second floor of the Building, as shown on Exhibit A attached hereto

BUILDING:	The building in which the Premises are located, known as Overlook I, with a street address of 214 Overlook Circle, Brentwood, Tennessee 37027 containing a total of 68,858 rentable square feet of space

PROPERTY:	The Building, other improvements and land used in connection therewith

TENANT’S PERCENTAGE:	7.95% (5,476 rentable square feet of space in the Premises divided by 68,858 rentable square feet of space in the Building)

PERMITTED USES:	The following purposes and no other purpose: General office purposes and the establishment and operation of a wet research laboratory, including the use of certain chemicals and radioisotopes commonly found in research laboratories and biohazardous materials, including human and animal tissue samples, commonly found in research laboratories, all subject to and in accordance with the provisions of this Lease, including

	but not limited to, the provisions of Article VII and Article XVI hereof.

SCHEDULED COMMENCEMENT DATE:	April 1, 2010. See Article 2 for actual Commencement Date

RENT COMMENCEMENT DATE:	September 1, 2010. Subject to adjustment under Article 2.

EXPIRATION DATE:	The last day of the sixty-fifth (65th) full month after the Commencement Date

TERM:	The period beginning on the Commencement Date and ending on the Expiration Date

BASE RENT:	Base Rent shall abate for the first five consecutive months of the Term in accordance with Article 12 of the Lease. Beginning on the Rent Commencement Date, and continuing through the remainder of the Term, Tenant shall pay Base Rent for the Premises in accordance with the following schedule (subject to abatement for months 1 through 5 subject to and in accordance with Part III, Paragraph 12.1):

	Months	Annualized Rent	Monthly Rent	Rent p.r.s.f.
	1-5	See Part III, Paragraph 12.1
	6-12	$104,044.00	$8,670.33	$19.00
	13-24	$106,672.48	$8,889.37	$19.48
	25-36	$109,300.96	$9,108.41	$19.96
	37- 48	$112,038.96	$9,336.58	$20.46
	49- 60	$114,831.72	$9569.31	$20.97
	61-65	$117,734.00	$9,811.17	$21.50

SECURITY DEPOSIT:	$8,670.33

PUBLIC LIABILITY INSURANCE AMOUNT:	$2,000,000.00 combined single limit

BROKERS:	Nashville Commercial and Baker Storey McDonald Properties.

GUARANTORS:	Not Applicable

-i-

TABLE OF CONTENTS OF STANDARD LEASE PROVISIONS

(continued)

-ii-

PART II: STANDARD LEASE PROVISIONS

ARTICLE I: PREMISES

1.1 Premises.

(a) Demise of Premises. This Lease (the “Lease”) is made and entered into by and between Landlord and Tenant and shall become effective as of the Date of Lease. In consideration of the mutual covenants made herein, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, on all of the terms and conditions set forth in this Lease.

(b) Relocation. INTENTIONALLY OMITTED.

(c) Access to Premises. Landlord shall have reasonable access to the Premises during normal business hours (except in the case of an emergency, in the case of providing janitorial services (other than to the Laboratory (defined later)) which typically occur after business hours, or with the consent of Tenant, not to be unreasonably withheld or delayed), at any time during the Term, to inspect Tenant’s performance hereunder and to perform any acts required of or permitted to Landlord herein, including, without limitation, (i) the right to make any repairs or replacements Landlord deems necessary, (ii) the right to show the Premises to prospective purchasers and mortgagees, and (iii) during the last nine (9) months of the Term, the right to show the Premises to prospective tenants. Landlord shall at all times have a key to the Premises, and Tenant shall not change any existing lock(s), nor install any additional lock(s) without Landlord’s prior consent. Except in the case of any emergency and as otherwise provided in this Lease, any entry into the Premises by Landlord shall be on reasonable advance notice (which may given orally to Tenant’s representative at the Premises and may occur on the same day as entry); provided, however, that Landlord shall (except in the case of emergency) provide no less than forty-eight hours advance notice prior to entry into the Laboratory (defined in Exhibit C).

1.2 Common Areas. Tenant shall have the right to use, in common with other tenants, Landlord and others to whom rights are now or hereinafter granted by Landlord, the Building’s common lobbies, corridors, stairways, and elevators necessary for access to the Premises, and the common walkways and driveways necessary for access to the Building, the common toilets, corridors and elevator lobbies of any multi-tenant floor, and the parking areas for the Building (“Common Areas”). Tenant’s use of the Building parking areas shall be on an unreserved, non-exclusive basis and solely for Tenant’s employees and visitors; provided, that in no event shall Tenant, its employees and visitors use at any time, in the aggregate, more than four parking spaces per 1,000 rentable square feet of the Premises. Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by any law, ordinance or other governmental regulation imposed after the Date of Lease. If Landlord grants to any other tenant the exclusive right to use any particular parking spaces, neither Tenant nor its visitors shall use such spaces. If available, Landlord shall grant Tenant the right and license, and Tenant agrees to accept from Landlord a license, for the exclusive use of no more than six (6) covered parking spaces (or 1.1 spaces per 1,000 rentable square feet of the Premises, if less), at a monthly cost of $40 per month for each space, payable as additional rent on the first day of every month of the Term. The location of such spaces shall be determined by the Landlord and may be changed from time to time upon reasonable advance written notice to Tenant. The monthly parking charge shall increase by 3.0% per year. Use of the Common Areas shall be only upon the terms set forth at any time by Landlord. Landlord may at any time and in any manner make any changes, additions, improvements, repairs or replacements to the Common Areas that it considers desirable, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s normal activities. Such actions of Landlord shall not constitute constructive eviction or give rise to any rent abatement or liability of Landlord to Tenant.

ARTICLE II: TERM

2.1 Commencement Without Tenant Improvements. Intentionally Omitted.

2.2 Commencement With Tenant Improvements. The Scheduled Commencement Date shall be only an estimate of the beginning of the Term of this Lease and the actual commencement date (the “Commencement Date”) shall be the first to occur of (i) the date the Premises are offered by Landlord for occupancy following substantial completion of the Tenant Improvements to be constructed by Landlord pursuant to Exhibit C, as reasonably determined by Landlord, and any certificate or approval required by local governmental authority for occupancy of the Premises has been obtained, or (ii) the date Tenant enters into occupancy of the Premises. If the Commencement Date does not occur on the Scheduled Commencement Date, the Rent Commencement Date shall be adjusted so that Tenant is afforded the same number of days from the actual Commencement Date to the Rent Commencement Sate as would have elapsed between Scheduled Commencement Date and the Rent Commencement Date stated in Part I had the Commencement Date occurred on the Scheduled Commencement Date.

The dates upon which the Term shall commence and end shall be confirmed in Landlord’s Notice of Lease Term Dates (“Notice”), substantially in the form attached as Exhibit B. Landlord shall deliver the Notice to Tenant when Landlord offers possession of the Premises to Tenant or promptly thereafter, and Tenant shall promptly return to Landlord a countersigned original of the Notice. Notwithstanding the foregoing, Landlord’s failure to deliver the Notice shall not delay the Commencement Date. If Tenant fails to return a countersigned original of the Notice to Landlord or object to the Notice in writing within fifteen (15) days after receipt thereof, Tenant shall be deemed to have approved the terms set forth in the Notice. Landlord’s and/or Tenant’s failure to execute or deliver the Notice shall not affect the validity of this Lease which shall remain in full force and effect in accordance with the provisions hereof.

ARTICLE III: RENT

3.1 Base Rent.

(a) Payment of Base Rent. Commencing on the Rent Commencement Date stated in Part I Cover Sheet to this Lease and throughout the remainder of the Term, Tenant shall pay the Base Rent each month in advance on the first day of each calendar month during the Term. If the Rent Commencement Date is other than the first day of the month, Tenant shall pay a proportionate part of such monthly installment on the Commencement Date. An adjustment in the Base Rent for the last month of the Term shall be made if the Term does not end on the last day of the month. All payments shall be made to Manager at Manager’s Address or to such other party or to such other place as Landlord may designate in writing, without prior demand and without abatement, deduction or offset. All charges to be paid by Tenant hereunder, other than Base Rent, shall be considered additional rent for the purposes of this Lease, and the words “rent” or “Rent” as used in this Lease shall mean both Base Rent and additional rent unless the context specifically or clearly indicates that only Base Rent is referenced.

(b) Late Payments. Tenant acknowledges that the late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. If any rent or other sum due from Tenant is not received within five (5) business days of the date when such payment is due, Tenant shall pay to Landlord, no later than ten (10) calendar days after the due date, an additional sum equal to 5% of such overdue payment. In addition to such late charge, all such delinquent rent or other sums due to Landlord, including the late charge, shall bear interest beginning on the date such payment was due at the then maximum lawful rate permitted to be charged by Landlord. The notice and cure period provided in Paragraph 8.1(a) does not apply to the foregoing late charges and interest. If payments of any kind are returned for insufficient funds Tenant shall pay to Landlord an additional handling charge of $50.00. The foregoing charges and interest shall be in additional to all of Landlord’s other rights and remedies.

3.2 Additional Rent for Operating Expenses, Taxes.

(a) Additional Rent. For each Comparison Year, Tenant shall pay to Landlord as additional rent the sum of (1) the difference between Comparison Year Operating Expenses and the Base Year Operating Expenses, and (2) the difference between the Comparison Year Taxes and the Base Year Taxes, times Tenant’s Percentage (“Tenant’s Share of Expenses”).

(b) Definitions. As used herein, the following terms shall have the following meanings:

(i) Base Year. The calendar year in which the Term commences.

(ii)	Comparison Year. Each calendar year of the Term after the Base Year.

(iii)	Lease Year. Each successive 12 month period following the Rent Commencement Date.

(iv)

Operating Expenses. The total cost of the repair, maintenance, management and operation of the Property, including, without limitation, (1) premiums and deductibles for insurance carried with respect to the Property; (2) all costs of supplies, materials, equipment, and utilities used in or related to the operation, maintenance, and repair of the Property or any part thereof (including services provided pursuant to Paragraph 6 and utilities, unless the cost of any utilities is to be paid for separately by Tenant pursuant to Paragraph 6.1(b)); (3) all labor costs, including without limitation, salaries, wages, payroll and other taxes, unemployment insurance costs, and employee benefits; (4) all maintenance, management, janitorial, inspection, legal, accounting, and service agreement costs related to the operation, maintenance, and repair of the Property or any part thereof, including, without limitation, service contracts with independent contractors. Any of the above services may be performed by Landlord or its affiliates, provided that fees for the performance of such services shall be reasonable and competitive with fees charged by unaffiliated entities for the performance of such services in comparable buildings in the area. Operating Expenses shall not include

Taxes, leasing commissions; repair costs paid by insurance proceeds or by any tenant or third party; the initial construction cost of the Building or any depreciation thereof; any debt service or costs related to sale or financing of the Property; any capital expenses, except those which normally would be regarded as operating, maintenance, or repair costs; tenant improvements provided for any tenant; or any special services rendered to tenants (including Tenant) for which a separate charge is made.

(v)	Base Year Operating Expenses. Operating Expenses incurred during the Base Year, provided that: (1) in the event that the Building is less than 100% occupied during the Base Year, then in determining the Base Year Operating Expenses, all Operating Expenses that may be determined to vary in accordance with the occupancy level of the Building, may, at Landlord’s election, be grossed up to reflect 100% occupancy by multiplying the amount of such expenses by a fraction, the numerator of which is the total rentable square feet in the Building and the denominator of which is the average rentable square feet in the Building that is occupied by tenants during the Base Year; and (2) if any extraordinary expenses are incurred during the Base Year which typically are not operations, maintenance, or repair costs of a stabilized property, as reasonably estimated by Landlord, then such expenses shall be excluded from the calculation of Operating Expenses during the Base Year.

(vi)	Comparison Year Operating Expenses. Operating Expenses incurred during the Comparison Year, provided that: (1) if the Building is less than 100% occupied during the Comparison Year, then in determining the Comparison Year Operating Expenses, all Operating Expenses that may reasonably be determined to vary in accordance with the occupancy level of the Building, may, at Landlord’s election but only in the event that Base Year Operating Expenses are similarly grossed up in accordance with subsection (v) above, be grossed up to reflect 100% occupancy by multiplying the amount of such expenses by a fraction, the numerator of which is the total rentable square feet in the Building and the denominator of which is the average rentable square feet in the Building that is occupied by tenants during the Comparison Year; and (2) if any extraordinary expenses are incurred during the Comparison Year which typically are not operations, maintenance, or repair costs of a stabilized property, as reasonably estimated by Landlord, then such expenses shall be excluded from the calculation of Operating Expenses for that Comparison Year.

(vii)

Taxes. Any form of assessment, rental tax, license tax, business license tax, levy, charge, tax or similar imposition imposed by any authority having the power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, library, drainage, or other improvement or special assessment district, as against the Property or any part thereof or any legal or equitable interest of Landlord therein, or against Landlord by virtue of its interest therein, and any costs incurred by Landlord in any proceedings for abatement thereof, including, without limitation, attorneys’

and consultants’ fees, and regardless of whether any abatement is obtained. Landlord’s income and franchise taxes are excluded from Taxes.

(viii)	Base Year Taxes. Taxes incurred during the Base Year.

(ix)	Comparison Year Taxes. Taxes incurred during the Comparison Year.

(c) Estimate of Tenant’s Share of Expenses. Before each Comparison Year, and from time to time as Landlord deems appropriate, Landlord shall give Tenant estimates for the coming Comparison Year of Operating Expenses, Taxes, and Tenant’s Share of Expenses. Landlord shall provide estimates, based on information then readily available to Landlord, not less than fifteen (15) days before the beginning of each Comparison Year. Tenant shall pay one twelfth (1/12) of the estimated amount of Tenant’s Share of Expenses with each monthly payment of Base Rent during the Comparison Year. Each Comparison Year, Landlord shall give Tenant a statement (the “Share of Expenses Statement”) showing the Operating Expenses, and Taxes, for the prior Comparison Year, a calculation of Tenant’s Share of Expenses due for the prior Comparison Year and a summary of amounts already paid by Tenant for the prior Comparison Year. Landlord shall make reasonable efforts to provide the Share of Expenses Statement within one hundred twenty (120) days after the end of the prior Comparison Year. Any underpayment by Tenant shall be paid to Landlord within thirty (30) days after delivery of the Share of Expenses Statement notwithstanding that such statement may be delivered subsequent to the expiration or termination of this Lease; any overpayment shall be credited against the next installment of Base Rent due, provided that any overpayment shall be paid to Tenant within thirty (30) days if the Term has ended. No delay by Landlord in providing any Share of Expenses Statement shall be deemed a waiver of Tenant’s obligation to pay Tenant’s Share of Expenses. Notwithstanding anything contained in this paragraph, the total rent payable by Tenant shall in no event be less than the Base Rent.

ARTICLE IV: DELIVERY OF PREMISES AND TENANT IMPROVEMENTS

4.1 Condition of Premises. Tenant hereby accepts the Premises in “as-is” condition without any obligation of Landlord to perform any improvements to the Premises or provide any monies or funds therefore, subject to the construction of Tenant Improvements pursuant to Exhibit C of this Lease.

4.2 Delay in Possession. If Landlord is unable to deliver possession of the Premises to Tenant on or before the Scheduled Commencement Date for any reason whatsoever, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and this Lease shall continue in full force and effect; provided, however, that if Landlord shall not deliver the Premises within one hundred eighty (180) days after the Scheduled Commencement Date, then Tenant may cancel this Lease by notice in writing to Landlord within ten (10) days thereafter.

4.3 Delivery and Acceptance of Possession. Upon Landlord’s tender thereof, Tenant shall accept possession and enter in good faith occupancy of the entire Premises and commence the operation of its business therein within thirty (30) days after the Commencement Date. Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance and an acknowledgment by Tenant that (i) Tenant has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate their condition, (ii) except as otherwise specifically provided herein, Tenant accepts possession of the

Premises in their then existing condition, “as-is”, (iii) Tenant Improvements, if any, have been completed in accordance with the terms of this Lease, and (iv) neither Landlord, nor any of Landlord’s agents, has made any oral or written representations or warranties with respect to such matters other than as set forth in this Lease.

4.4 Early Occupancy. If Landlord agrees in writing to allow Tenant or its contractors to enter the Premises prior to the Commencement Date, Tenant (and its contractors) shall do so upon all of the provisions of this Lease (including Tenant’s obligations regarding indemnity and insurance), except those provisions regarding Tenant’s obligation to pay Base Rent, which obligation shall commence on the Rent Commencement Date.

ARTICLE V: ALTERATIONS AND TENANT’S PERSONAL PROPERTY

5.1 Alterations.

(a) Landlord’s Consent. Tenant shall not make any alterations, additions, installations, substitutes or improvements (“Alterations”) in and to the Premises without first obtaining Landlord’s written consent. Without limiting the foregoing, Alterations shall include wiring, cabling and related installations for telephone, computer, voice data and other office systems. Landlord shall not unreasonably withhold or delay its consent; provided, however, that Landlord shall have no obligation to consent to Alterations that could affect the structure of the Building or that would violate the certificate of occupancy for the Premises or any applicable law, code or ordinance or the terms of any superior lease or mortgage affecting the Property or that would increase the rate of insurance for the Building or would adversely affect any Building system, including, but not limited to, any mechanical, electrical, heating, ventilation or air conditioning system, fire protection system, or other system serving the Building (collectively, “Building Systems”). Notwithstanding the foregoing, Landlord shall not unreasonably withhold or delay its consent to any “Tenant Improvements” (defined in Exhibit C) or “Additional Tenant Improvements” (defined in Exhibit C), Alterations shall not be deemed to include the installation, removal or realignment of movable furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure of the Building or any attachments or connections to the Building (or Building Systems) other than ordinary utility plugs or jacks. No consent given by Landlord shall be deemed as a representation or warranty that such Alterations comply with laws, regulations and rules applicable to the Property (“Laws”), and Tenant shall be solely responsible for compliance therewith. Tenant shall pay Landlord’s reasonable costs of reviewing or inspecting any proposed Alterations and any other costs that may be incurred by Landlord as a result of such Alterations.

(b) Workmanship. All Alterations shall be done at reasonable times in a first-class workmanlike manner, by contractors approved by Landlord, and according to plans and specifications previously approved by Landlord in accordance with the standards for approval of Alterations set forth in Paragraph 5.1(a) above. All work shall be done in compliance with all Laws, and with all regulations of the Board of Fire Underwriters or any similar insurance body or bodies. Tenant shall be solely responsible for the effect of any Alterations on the Building’s structure and systems, notwithstanding that Landlord has consented to the Alterations, and shall reimburse Landlord on demand for any costs incurred by Landlord by reason of any faulty work done by Tenant or its contractors. Upon completion of Alterations, Tenant shall provide Landlord with a complete set of “as-built” plans.

(c) Mechanics and Other Liens. Tenant shall keep the Property and Tenant’s leasehold interest therein free of any liens or claims of liens, and shall discharge any such liens within ten (10) days of their filing. Before commencement of any work, Tenant’s contractor shall provide payment, performance and lien indemnity bonds required by Landlord, and Tenant shall provide evidence of such insurance as Landlord may require, naming Landlord, Landlord’s Manager and lender as an additional insured. Tenant shall indemnify Landlord and hold it harmless from and against any cost, claim, or liability arising from any work done by or at the direction of Tenant.

(d) Removal of Alterations. All Alterations affixed to the Premises shall become part thereof and remain therein at the end of the Term. However, Tenant shall pay for all costs associated with the removal of all Alterations (including but not limited to, the removal of all Tenant Improvements and Additional Tenant Improvements) up to a maximum payment of $50,000.00 (“Removal Payment Cap”); provided, however, the Removal Payment Cap shall not apply to any costs, expense or liability arising from (i) Tenant’s failure to comply with its obligations under this Lease, including but not limited to, its obligations under Paragraph 7.7 and Article XVI, (ii) the removal or remediation of Hazardous Materials, the cost of which is Tenant’s responsibility under this Lease, (iii) Tenant’s negligence or willful misconduct, and/or (iv) any matter against which Tenant indemnifies Landlord pursuant to the provisions of this Lease. Costs associated with removal of Alterations shall include, but not be limited to, the cost to demolish and remove such Alterations, the cost of making any repairs required by such removal, and the cost of restoring the Premises to their original condition and the cost of restoring the Building, Building Systems and other portions of the Building affected by the Alterations. Such payment shall be due and payable within thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor. Prior to the commencement of such removal work and subject to the Removal Payment Cap (if applicable), Landlord shall have the right to require Tenant to deposit with Landlord the Landlord’s reasonable estimate of the costs associated with such removal (“Tenant Removal Deposit”). Landlord shall have the right from time to time to apply Tenant’s Removal Deposit to such costs, and any balance remaining shall be refunded to Tenant within thirty (30) days of the completion of all work associated with such removal and Landlord’s final determination of the actual cost thereof. If the actual costs associated with such removal are greater that the Tenant Removal Deposit, if any, all costs in excess thereof (subject to the Removal Payment Cap, if applicable) shall be payable by Tenant to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor. Tenant acknowledges that Landlord’s exercise of its right to require the Tenant Removal Deposit shall in no way limit the amount for which Tenant is liable hereunder. Tenant’s obligations hereunder shall survive any termination or expiration of the Lease.

5.2 Tenant’s Personal Property.

(a) In General. Tenant may provide and install, and shall maintain in good condition, all trade fixtures, personal property, equipment, furniture and moveable partitions required in the conduct of its business in the Premises. All of Tenant’s personal property, trade fixtures, equipment, furniture, movable partitions, and any Alterations not affixed to the Premises shall remain Tenant’s property (“Tenant’s Property”). For purposes of this Lease, equipment, trade fixtures and Alterations used or designed for the operation of a Laboratory shall be deemed “Tenant’s Property”, whether or not such equipment, trade fixtures or Alterations are affixed to the Premises; provided, that such equipment, trade fixtures and Alterations can be removed without material damage to the Premises or Building and as reasonably determined by Landlord, do not provide residual value, for general office purposes, to the Premise or Building.

(b) Landlord’s Lien. Tenant hereby pledges and conveys to Landlord a security interest (“Landlord’s Lien”) in all of Tenant’s Property as collateral security for the full and prompt payment of Base Rent and any additional rent as and when due and the full and faithful performance of Tenant’s covenants herein contained. Upon Landlord’s request, Tenant will execute and deliver financing statements and other documents reasonably required by Landlord to perfect Landlord’s Lien. Tenant also agrees that Landlord’s Lien may be enforced by distress sale, foreclosure, or by any other method, and that any and all costs incurred by Landlord by enforcement of this Landlord’s Lien shall be payable to Landlord by Tenant. Tenant may not remove Tenant’s Property from the Premises following any default (until such default is cured) without Landlord’s prior written consent.

(c) Payment of Taxes. Tenant shall pay before delinquency all taxes levied against Tenant’s Property and any Alterations installed by or on behalf of Tenant. If any such taxes are levied against Landlord or its property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant’s Property, Landlord may pay such taxes, and Tenant shall, within ten (10) days of Landlord’s demand, repay to Landlord the portion of such taxes resulting from such increase.

ARTICLE VI: LANDLORD’S COVENANTS AND RESERVED RIGHTS

6.1 Services Provided by Landlord.

(a) Services. Landlord shall provide only those services, utilities, facilities and supplies as set forth herein, in a manner, quantity and quality as set forth herein. Landlord shall provide reasonable additional Building operation services upon reasonable advance request of Tenant at reasonable rates from time to time established by Landlord. Landlord shall furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation, daily from 7:00 a.m. to 7:00 p.m. (Saturdays from 8:00 a.m. to 12:00 NOON), Sundays and legal state holidays excepted. If Tenant shall require space heating or cooling outside the hours and days above specified, Landlord shall provide such service at Tenant’s expense in accordance with any advance notice requirements established from time to time by Landlord. In addition and without requiring notice of entry to Tenant for such purposes, Landlord shall provide janitor service in and about that portion of the Premises to be used for general office purposes, Saturdays, Sundays and holidays excepted, in accordance with other buildings of the same class located in the general geographic area of the Building. Landlord shall not provide any other janitor services or cleaning. Without limiting the foregoing, Landlord shall not provide any janitorial services or cleaning to the Laboratory.

(b) Separately Metered Utilities. If the Premises are separately metered as of the Commencement Date, Tenant shall pay all charges for all separately metered and separately billed gas, electricity, telephone and other utility services used, rendered or supplied upon or in connection with the Premises and shall indemnify Landlord against liability or damage on such account.

The costs of any utilities which are not separately metered shall be included as an Operating Expense. If Landlord has reason to believe that Tenant is using a disproportionate share of any utility which is not separately metered, Landlord may, at Landlord’s election, and at Landlord’s expense, conduct an engineering audit to estimate Tenant’s actual use. If such audit determines that Tenant is using materially more than its proportionate share of any utility, Tenant shall reimburse Landlord for the cost of the audit and Tenant shall pay for any use above its proportionate share as additional rent. Landlord shall provide cold water for drinking, lavatory and toilet purposes and hot water for lavatory purposes, in restrooms at locations designated by Landlord, in common with other tenants of the Building. Tenant shall not waste or permit the waste of water or any other utilities.

(c) Graphics and Signs. Landlord shall provide, at Landlord’s expense, identification of Tenant’s name and suite numerals at the main entrance door to the Premises and on the tenant roster at the entrance to the Building. All signs, notices, graphics and decorations of every kind or character which are visible in or from the Common Areas or the exterior of the Premises shall be subject to Landlord’s prior written approval, which Landlord shall have the right to withhold in its absolute and sole discretion.

(d) Right to Cease Providing Services. In case of Force Majeure or in connection with any repairs, alterations or additions to the Property or the Premises, or any other acts required of or permitted to Landlord herein, Landlord may temporarily reduce or suspend service of the Building’s utilities, facilities or supplies, provided that Landlord shall use reasonable diligence to restore such services, facilities or supplies as soon as possible. No such reduction or suspension shall constitute an actual or constructive eviction or disturbance of Tenant’s use or possession of the Premises or relieve the Tenant from paying Rent or performing any of its obligations under this Lease.

6.2 Repairs and Maintenance. Landlord shall repair and maintain (i) the Common Areas, (ii) the structural portions of the Building, (iii) the exterior walls of the Building (including exterior windows and glazing), (iv) the roof, and (v) the basic plumbing, electrical, mechanical and heating, ventilating and air-conditioning systems serving the Premises, in the manner and to the extent customarily provided by landlords in similar buildings in the area. The costs of such repairs shall be included in Tenant’s Share of Expenses as set forth in Paragraph 3.2. If any maintenance, repair or replacement is required because of any act, omission or neglect of duty by Tenant or its agents, employees, invitees or contractors, the cost thereof shall be paid by Tenant to Landlord as additional rent within thirty (30) days after billing.

6.3 Quiet Enjoyment. Upon Tenant’s paying the rent and performing its other obligations, Landlord shall permit Tenant to peacefully and quietly hold and enjoy the Premises, subject to the provisions of this Lease.

6.4 Insurance. Landlord shall insure the Property, including the Building and Tenant Improvements and approved Alterations, if any, against damage by fire and standard extended coverage perils, and shall carry public liability insurance, all in such reasonable amounts as would be carried by a prudent owner of a similar building in the area. Landlord may carry any other forms of insurance as it or its mortgagee may deem advisable. Insurance obtained by Landlord shall not be in lieu of any insurance required to be maintained by Tenant. Landlord shall not carry any insurance on Tenant’s Property, and shall not be obligated to repair or replace any of Tenant’s Property.

6.5 Reserved Rights. Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease:

(a) To change the name or street address of the Building.

(b) To install and maintain signs on the exterior and interior of the Building, and to prescribe the location and style of the suite number and identification sign or lettering for the Premises occupied by the Tenant.

(c) To designate the character, shape, color, material and make of all window coverings and treatments on all outside windows in the Premises.

(d) To retain at all times, and to use in appropriate instances, pass keys to the Premises.

(e) To grant to anyone the right to conduct any business or render any service in the Building, whether or not it is the same as or similar to the use expressly permitted to Tenant under this Lease.

(f) To exhibit the Premises at reasonable hours in accordance with the provisions of Paragraph 1.1(c).

(g) To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises.

(h) To have access for Landlord and other tenants or occupants of the Building to all mail boxes according to the rules of the United States Postal Service.

(i) To enter the Premises at reasonable hours for reasonable purposes, in accordance with the provisions of Paragraph 1.1(c), including the posting of notices of non-responsibility, inspection and supplying janitor service or other services to be provided to Tenant hereunder.

(j) To require all persons entering or leaving the Building during such hours as Landlord may from time to time reasonably determine to identify themselves to security personnel by registration or otherwise, and to establish their right to enter or leave. Landlord shall not be liable in damages for any error with respect to admission to or eviction or exclusion from the Building of any person. In case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or prevent access to the Building during the continuance of the same, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventive measures deemed necessary by Landlord for the safety of the tenants or other occupants of the Building or the protection of the Building and the property in the Building. Tenant agrees to cooperate in any reasonable safety program developed by Landlord.

(k) To control access and prevent unauthorized access to Common Areas and other areas.

(l) Provided that reasonable access to the Premises shall be maintained and the business of Tenant shall not be interfered with unreasonably, to relocate, enlarge, reduce or change corridors, exits, entrances in or to the Building and to decorate and to make repairs, alterations, additions and improvements, structural or otherwise, in or to the Building or any part thereof, and any adjacent building, land, street or alley, including for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed, and may for such purposes erect scaffolding and other structures reasonably required by the character of the work to be performed, and during such operations may enter upon the Premises and take into and upon or through any part of the Building, including the Premises, all materials that may be required to make such repairs, alterations, improvements, or additions, and in that connection Landlord may temporarily close public entry ways, other public spaces, stairways or corridors and interrupt or temporarily suspend any services or facilities agreed to be furnished by Landlord, all without the same constituting an eviction of Tenant in whole or in part and without abatement of rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from performance of Tenant’s obligation under this Lease; Landlord may at its option make any repairs, alterations, improvements and additions in and about the Building and the Premises during ordinary business hours and, if Tenant desires to have such work done during other than business hours, Tenant shall pay all overtime and additional expenses resulting therefrom.

ARTICLE VII: TENANT’S COVENANTS

7.1 Repairs, Maintenance and Surrender.

(a) Repairs and Maintenance. Tenant shall keep the Premises in good order and condition, and shall promptly repair any damage to the Premises excluding glass in exterior walls. Tenant shall also repair any damage to the rest of the Property, including glass in exterior walls, if such damage is attributable to Tenant’s negligence or misuse caused by Tenant or its agents, employees, or invitees, licensees or independent contractors. All repairs shall be made in a workmanlike manner and any replacements or substitutions shall be of a quality, utility, value and condition similar to or better than the replaced or substituted item.

(b) Surrender. At the end of the Term, Tenant shall peaceably surrender the Premises in good order, repair and condition, except for reasonable wear and tear, and Tenant shall remove Tenant’s Property and (if required by Landlord) any Alterations, repairing any damage caused by such removal and restoring the Premises and leaving them broom clean. Any property not so removed shall be deemed abandoned and may be retained by Landlord or may be removed and disposed of by Landlord in such manner as Landlord shall determine. Subject to the provisions of Paragraph 5.1(d), Tenant shall be responsible for costs and expenses incurred by Landlord in removing any Alterations and disposing of any such abandoned property, making any incidental repairs and replacements to the Premises, and restoring the Premises and affected areas of the Building to their original condition.

7.2 Use.

(a) General Use. Tenant shall use the Premises only for the Permitted Uses, and shall not use or permit the Premises to be used in violation of any law or ordinance or of any certificate of occupancy issued for the Building or the Premises, or of the Rules and Regulations. Tenant shall not cause, maintain or permit any nuisance in, on or about the Property, or commit or allow any waste in or upon the Property. For purposes of this Lease, the lawful operation of the Laboratory in accordance with the provisions of this Lease shall not be, in and of itself, deemed a nuisance. Tenant shall not use utility services in excess of amounts reasonably determined by Landlord to be within the normal range of demand for the Permitted Uses. Tenant, at Tenant’s sole cost, shall obtain all business licenses, operating permits and other approvals for the operation of Tenant’s business at the Premises. Landlord makes no representation that the Premises or Building are suitable for Tenant’s purposes or that Tenant’s intended uses are permitted under the laws applicable to the Premises. Tenant acknowledges that it has fully inspected and investigated the Premises and Building, including but not limited to, zoning and land use regulation thereof, the Premises’ and Building’s suitability for the Permitted Use and the availability of permits and licenses for Tenant’s Permitted Use, and has independently determined that the Premises and Building are suitable for Tenant’s Permitted Use and intended operations from the Premises.

(b) Obstructions and Exterior Displays. Tenant shall not obstruct any of the Common Areas or any portion of the Property outside the Premises, and shall not, except as otherwise previously approved by Landlord, place or permit any signs, decorations, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, that may be visible from outside the Premises. If Landlord designates a standard window covering for use throughout the Building, Tenant shall use this standard window covering to cover all windows in the Premises.

(c) Floor Load. Tenant shall not place a load upon the floor of the Premises exceeding the load such floor was designed to carry, as determined by sound architectural and engineering practices. If Tenant desires to place or maintain any loads on the floor of the Premises in connection with the operation of a Laboratory at the Premises and the proposed loads would exceed the load such floor was designed to carry, Tenant shall notify Landlord thereof and Landlord shall not unreasonably withhold or delay its approval of such request. It shall be reasonable for Landlord to condition such approval on, among other reasonable requirements, the alteration or improvement of the Building to support such additional loads. In the event any improvements or alterations are required to be made to the Premises or Building to support such loads by reason of the particular nature of Tenant’s business (as opposed to general office businesses), Tenant shall pay for such improvements and alterations. In the event any improvements or alterations are required to be made to the Premises or Building to support general office business loads (by way of example, loads from standard desks, chairs, filing cabinets [excluding high density or oversized files systems] and the like), Landlord shall pay for such improvements and alterations.

(d) Compliance with Insurance Policies. Tenant shall not keep or use any article in the Premises, or permit any activity therein, which is prohibited by any insurance policy covering the Building. If Tenant shall keep or use any article in the Premises or permit any activity therein which would result in an increase in the premiums thereunder, Tenant shall pay the cost of such increase.

(e) Rules and Regulations. Tenant shall observe and comply with the rules and regulations attached as Exhibit D (the “Rules and Regulations”), and provided that such modifications do not materially and adversely impact Tenant’s use and enjoyment of the Premises as contemplated hereunder, including but not limited to, the operation of a Laboratory, all modifications thereto as made by Landlord and put into effect from time to time. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building of the Rules and Regulations.

7.3 Assignment; Sublease. Tenant shall not assign its rights under this Lease nor sublet the whole or any part of the Premises without Landlord’s prior written consent. In the event that Landlord grants such consent, Tenant shall remain primarily liable to Landlord for the payment of all rent and for the full performance of the obligations under this Lease and any excess rents collected by Tenant shall be paid to Landlord. Tenant shall be responsible for payment of all costs incurred by Landlord in connection with any such request for Landlord’s consent to a proposed assignment or subletting, as provided in Paragraph 11.5. Any assignment or subletting which does not conform with this Paragraph 7.3 shall be void and a default hereunder.

In addition to, but not in limitation of, the foregoing: in the event of a request by Tenant for Landlord’s consent to a proposed assignment of the Lease or a proposed subletting of twenty percent (20%) or more of the floor area of the Premises, Landlord, at Landlord’s sole option, may terminate the Lease; and in the event of a request by Tenant for Landlord’s consent to a proposed subletting of less than twenty percent (20%) of the floor area of the Premises, Landlord, at Landlord’s sole option, may cancel the Lease with respect to the area in question for the proposed term of such sublease. Landlord shall exercise any such option by written notice given to Tenant within thirty (30) days after Landlord’s receipt of such request from Tenant, and in each case such termination or cancellation shall take effect as of the date set forth in Landlord’s said notice, which shall be not less than sixty (60) days and not more than one hundred twenty (120) days after the date of Landlord’s said notice. If Landlord exercises any such option to terminate or cancel the Lease, Tenant shall surrender possession of the portion of the Premises to which the termination or cancellation applies on or before the date set forth in Landlord’s notice, in accordance with the provisions of this Lease relating to the surrender of the Premises at expiration of the Term. If the Lease is cancelled as to a portion of the Premises only, Base Rent after the date of such cancellation shall be abated on a pro-rata basis, and Tenant’s Percentage shall be proportionally reduced. Landlord’s failure to exercise such option to terminate or cancel the Lease shall not be construed as Landlord’s consent to the proposed assignment or subletting.

If Landlord does not exercise its right to terminate as aforesaid, Landlord will not unreasonably withhold its consent to Tenant’s assignment or subletting the space covered by its notice; provided, however, that in addition to other circumstances under which Landlord’s consent may be withheld (whether similar or dissimilar to the following reasons), Tenant agrees that the withholding by Landlord of its consent to Tenant’s assignment or subletting the space covered by its notice will not be deemed “unreasonable” if (i) the proposed assignee or subtenant is disreputable or otherwise not in keeping with the nature or class of tenants in the Building, (ii) the proposed assignee or subtenant is not sufficiently financially responsible, or in Landlord’s reasonable opinion will not in the future be sufficiently financially responsible, to perform its obligations under the Lease or its sublease, (iii) the use of the Premises by the proposed assignee or subtenant would, in Landlord’s reasonable judgment, significantly increase the pedestrian traffic in and out of the Building or would require Landlord to perform any alterations to the Building to comply with applicable building code requirements or other laws, (iv) there is in existence at the time of such notice any sublease of the Premises or prior assignments of this Lease, (v) there is at the time of such notice, any uncured default by Tenant pursuant to this Lease; or, (vi) at the time of such notice, Tenant is not in occupancy of the Premises.

If Tenant, having first obtained Landlord’s consent in accordance with the foregoing provision of this Paragraph, shall assign this Lease or sublet the Premises, or any part thereof, at a rental or for other monetary consideration in excess of the Rent or pro rata portion thereof due and payable by Tenant under this Lease, then Tenant shall pay to Landlord, as additional rent (1)

on the first day of each month during the term of any sublease, fifty percent (50%) of the excess of all rent and other consideration due from the subtenant for such month over the Rent then payable to Landlord pursuant to the provisions of this Lease for said month (or if only a portion of the Premises is being sublet, the excess of all rent and other consideration due from the subtenant for such month over the portion of the Rent then payable to Landlord pursuant to the provisions of this Lease for said month which is allocable on a square footage basis to the space sublet) and (2) immediately upon receipt thereof, fifty percent (50%) of any other rent or consideration received by Tenant from such assignment or subletting.

For purposes of this Paragraph 7.3, “assignment” shall include, without limitation: (i) any transfer of Tenant’s interest in this Lease by operation of law; (ii) any merger or consolidation of Tenant with or into any other firm or corporate entity, whether in a single transaction or a series of transactions; (iii) the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise; or (iv) any agreement by which Tenant agrees to enter into or execute any assignment or other transfer of the Lease at the direction of any other party, or assigns Tenant’s rights in and to the income arising from any such assignment or transfer to another party.

Notwithstanding the foregoing, Landlord’s prior consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity which is controlling, controlled by or under common control with Tenant (“Tenant Affiliate”) shall not be required, provided that the following conditions have been and remain satisfied: (i) Tenant shall have notified Landlord of such assignment or subletting not less than five (5) business days prior to such assignment or subletting; (ii) Landlord shall have approved the form of any such sublease or assignment, whereby such assignee or sublessee shall agree to assume and be bound by all the conditions, obligations and agreements contained in this Lease; (iii) any such assignee or sublessee shall remain controlling Tenant, controlled by Tenant or under common control with Tenant, as the case may be; (iv) Tenant shall not be in default under any of the provisions of this Lease at the time of such assignment or sublet; and (v) any such subletting does not include the construction of any new or separate entrances/exits or demising walls for the subleased or retained space. Notwithstanding any such assignment or subletting the assignor/sublessor shall remain fully and primarily liable for the performance of all conditions, obligations and agreements of Tenant under this Lease.

In addition, Tenant shall have the right to assign this Lease, upon ten (10) business days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or more than fifty percent (50%) of the ownership interests of Tenant (such merger, consolidation, reorganization or purchase, a “Change in Control”); provided, that the following conditions have been and remain satisfied: (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, (ii) the net worth (as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”)) of the successor-in-interest (and/or any parent or controlling entity of such transferee; provided, that such parent or controlling entity guarantees the Lease in form and substance approved by Landlord) is not less than the net worth of Tenant (as determined in accordance with GAAP with reference to Tenant’s most current quarterly or annual financial statements) as of the date hereof and as of the date of the applicable transfer, and (iii) such successor-in-interest shall have agreed in writing to assume all of the terms, covenants and conditions of this Lease, in form and substance as reasonably approved by

Landlord. Notwithstanding any such transfer, the transferor shall remain fully and primarily liable for the performance of all conditions, obligations and agreements of Tenant under this Lease.

7.4 Indemnities.

(a) Tenant, at Tenant’s expense, shall defend (with counsel satisfactory to Landlord), indemnify and hold harmless Landlord and Landlord’s agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind arising from (i) Tenant’s use and occupancy of the Premises or the Property, or any activity done or permitted by Tenant, in, on or about the Premises or the Property, (ii) any breach or default by Tenant of its obligations under this Lease, or (iii) any negligent, tortious or illegal act or omission of Tenant, its agents, employees, invitees, licensees or contractors in, on or about the Premises or the Property. The obligations of Tenant under this paragraph shall survive the expiration or termination of this Lease. Nothing in this paragraph shall relieve Landlord from, or require Tenant to indemnify Landlord against, liability for damages to property or injury to person caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. All property kept, stored or maintained in the Premises shall be at the sole risk of Tenant.

(b) Landlord, at Landlord’s expense, shall defend, indemnify and hold harmless Tenant and Tenant’s agents, employees, invitees, licensees and contractors from and against any cost, claim, action, liability or damage of any kind arising from any negligent, tortious or illegal act or omission of Landlord, its agents, employees, invitees, licensees and contractors in, on or about the Premises or the Property. Landlord shall not be liable to Tenant or any other person or entity for any damages arising from any act or omission of any other tenant of the Property. The obligations of Landlord under this paragraph shall survive the expiration or termination of this Lease. Nothing in this paragraph shall relieve Tenant from, or require Landlord to indemnify Tenant against, liability for damages to property or injury to person caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors.

7.5 Tenant’s Insurance. Tenant shall maintain, at its sole expense, in responsible companies qualified to do business, and in good standing, in the state in which the Premises are located and otherwise acceptable to Landlord, the following insurance: (i) comprehensive general liability insurance covering the Premises insuring Landlord as well as Tenant with limits which shall, at the commencement of the Term, be at least equal to the Public Liability Insurance Amount and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located with respect to similar properties, (ii) workers’ compensation insurance with statutory limits covering all of Tenant’s employees working in the Premises, (iii) “all-risk” property insurance insuring Tenant’s Property for the full replacement value of such items, (iv) business interruption insurance and (v) pollution liability insurance (which may be carried as an endorsement to the insurance required under 7.5(i)) insuring Landlord as well as Tenant with limits which shall, at the commencement of the Term, be at least equal to the Public Liability Insurance Amount and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located with respect to similar properties. Tenant shall be deemed to carry insurance in the required limits so long as the combined limits under its Commercial General Public Liability insurance policy and applicable umbrella policies are at all times greater than or equal to the required limits of coverage and the coverage required hereunder is not otherwise diminished. There shall be no deductible for liability policies and a deductible not greater than $25,000 for property insurance policies. Prior to Tenant’s occupancy of the Premises and prior to the expiration of any policy of insurance, Tenant shall deposit promptly with Landlord certificates for such insurance (or renewals thereof, as applicable) evidencing that such insurance is in full force and effect and providing that such policies will not be canceled until after thirty (30) days’ written notice to Landlord (or ten (10) days’ written notice to Landlord in the case of non-payment of premium). All policies shall be carried with insurers with a rating of A-VII by Best’s and otherwise acceptable to Landlord.

7.6 Payment of Taxes. If at any time during the Term, any political subdivision of the state in which the Property is located, or any other governmental authority, levies or assesses against Landlord a tax or excise on rents or other tax (excluding income tax), however described, including but not limited to assessments, charges or fees required to be paid, by way of substitution for or as a supplement to real estate taxes, or any other tax on rent or profits in substitution for or as a supplement to a tax levied against the Property, Building or Landlord’s personal property, then Tenant will pay to Landlord as additional rent its proportionate share based on Tenant’s Percentage of said tax or excise.

7.7 Environmental Assurances.

(a) Covenants.

(i)	Tenant shall not cause any Hazardous Materials to be used, generated, stored or disposed of on, under or about, or transported to or from, the Premises or Property unless the same is specifically approved in advance by Landlord in writing or otherwise permitted pursuant to Article XVI of this Lease; provided, however that small quantities of retail, household, and office chemicals customarily sold over-the-counter to the public without special licensing or permitting requirements or the filing of a material data safety sheet and which are reasonably necessary to Tenant’s Permitted Uses shall be permitted so long such substances are used and maintained only in such quantities as are reasonably necessary for such Permitted Use of the Premises and the ordinary course of Tenant’s business therein, strictly in accordance with applicable law and the manufacturers’ instructions therefor.

(ii)	Tenant shall comply with all obligations imposed by Environmental Laws, and all other restrictions and regulations upon the use, generation, storage or disposal of Hazardous Materials at, to or from the Premises.

(iii)	Tenant shall deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the use, generation, storage or disposal by Tenant of Hazardous Materials at, to or from the Premises and shall immediately notify Landlord both by telephone and in writing of any unauthorized discharge of Hazardous Materials or of any condition that poses an imminent hazard to the Property, the public or the environment.

(iv)	Tenant shall complete fully, truthfully and promptly any questionnaires sent by Landlord with respect to Tenant’s use of the Premises and its use, generation, storage and disposal of Hazardous Materials at, to or from the Premises.

(v)	Tenant shall permit entry onto the Premises by Landlord or Landlord’s representatives, in accordance with the provisions of Paragraph 1.1(c) to verify and monitor Tenant’s compliance with its covenants set forth in this Paragraph 7.7 and Article XVI of this Lease and to perform other environmental inspections of the Premises.

(vi)	If Landlord conducts any environmental inspections because it has reason to believe that Tenant’s activities have or are likely to result in a violation of Environmental Laws or a release of Hazardous Materials on the Property, and such inspections confirm that Tenant’s activities have or are likely to result in a violation of Environmental Laws or a release of Hazardous Materials on the Property, then Tenant shall pay to Landlord, as additional rent, the costs incurred by Landlord for such inspections.

(vii)	Tenant shall cease immediately upon notice from Landlord any activity which violates or creates a risk of violation of any Environmental Laws.

(viii)	Subject to the provisions of Article XVI of this Lease, after notice to and approval by Landlord, Tenant shall, at Tenant’s cost, promptly remove, clean-up, dispose of or otherwise remediate, in accordance with Environmental Laws and good commercial practice, any Hazardous Materials on, under or about the Property resulting from Tenant’s activities on the Property.

(b) Indemnification. Tenant shall indemnify, defend with counsel acceptable to Landlord and hold Landlord harmless from and against any claims, damages, costs, liabilities or losses (including, without limitation, any decrease in the value of the Property, loss or restriction of any area of the Property, and adverse impact of the marketability of the Property or Premises) arising out of Tenant’s use, generation, storage or disposal of Hazardous Materials at, to or from the Premises. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in, on, or about the Premises or the Property or in the soil or ground water on or under the Premises or the Property.

(c) Definitions. “Hazardous Materials” as used in this Lease shall have its broadest meaning under any applicable federal, state or local law, rule, regulation or publication relating to public health and/or the environment, including but not limited to the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the federal Hazardous Materials Transportation Act, as amended, the federal Resource Conservation and Recovery Act, as amended and shall include but not be limited to “Laboratory Substances” as defined in Part III, Article XVI herein and materials defined or regulated as “hazardous substances”, “toxic substances”, “hazardous wastes”, “solid waste”, “special waste”, “universal waste”, “medical waste” “infectious waste”, materials containing asbestos or urea formaldehyde, gasoline and other petroleum products, flammables, explosives, radon and other natural gases, radioactive materials and nuclear wastes and as such substances are defined or regulated in any regulations adopted and publications promulgated pursuant to said laws (“Environmental Laws”).

(d) Survival. The obligations of Tenant in this Paragraph 7.7 shall survive the expiration or termination of this Lease.

(e) Landlord Representation. Landlord represents, to its actual knowledge without inquiry or investigation, that the Premises and Building do not contain any Hazardous Materials in amounts that would require remediation under Environmental Laws in effect as of the Date of Lease.

7.8 Americans With Disabilities Act. Tenant shall comply with the Americans with Disabilities Act of 1990 (“ADA”) and the regulations promulgated thereunder. Tenant hereby expressly assumes all responsibility for compliance with the ADA relating to the Premises and the activities conducted by Tenant within the Premises. Any Alterations to the Premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA.

ARTICLE VIII: DEFAULT

8.1 Default. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(a) The failure by Tenant to make any payment of Base Rent or additional rent or any other payment required hereunder, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant; provided, that Landlord shall not be required to provide such notice more than twice during the Term with respect to non-payment of Rent, the third such non-payment constituting a default without requirement of notice;

(b) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in clause (a) above, where such failure shall continue for a period of more than fifteen (15) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said fifteen (15) day period, diligently prosecutes such cure to completion, and completes such cure no later than ninety (90) days from the date of such notice from Landlord;

(c) The failure by Tenant or any present or future guarantor of all or any portion of Tenant’s obligations under this Lease to pay its debts as they become due, or Tenant or any such guarantor filing or having filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. Paragraph 101 et seq. (or any similar petition under any insolvency law of any jurisdiction) if such petition is not dismissed within sixty (60) days thereafter, proposing any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, making an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of Tenant or such guarantor; or

(d) If the leasehold estate under this Lease or any substantial part of the property or assets of Tenant or any present or future guarantor of this leasehold is taken by execution, or by other process of law, or is attached or subjected to any involuntary encumbrance if such attachment or other seizure remains undismissed or undischarged for a period of ten business (10) days after the levy thereof.

8.2 Remedies of Landlord and Calculation of Damages.

(a) Remedies. In the event of any default by Tenant, whether or not the Term shall have begun, in addition to any other remedies available to Landlord at law or in equity, Landlord may, at its option and without further notice exercise any or all of the following remedies:

(i)	Terminate the Lease and upon notice to Tenant of termination of the Lease all rights of Tenant hereunder shall thereupon come to an end as fully and completely as if the date such notice is given were the date originally fixed for the expiration of the Term, and Tenant shall then quit and surrender the Premises to Landlord and Landlord shall have the right, without judicial process, to re-enter the Premises. No such expiration or termination of the Lease shall relieve Tenant of its liability and obligations under the Lease.

(ii)	Upon reletting the Premises, accelerate the payment of Base Rent and all additional rent under this Lease for the remainder of the Term (with such accelerated rent to be calculated in accordance with the second paragraph of Section 8.2(b) below) and terminate the Lease in the same manner, and with the same force and effect, as provided in clause (i) above.

(iii)	Enter the Premises and cure any default by Tenant and in so doing, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord, and all incidental costs and expenses, including reasonable attorneys’ fees, shall be considered additional rent under this Lease and shall be payable to Landlord immediately upon demand, together with interest from the date of demand to the date of payment at the maximum lawful rate permitted to be charged by Landlord.

(b) Calculation of Damages. If this Lease is terminated as provided in Paragraph 8.2(a)(i) above, Tenant, until the end of the Term, or what would have been such Term in the absence of any such event, shall be liable to Landlord, as damages for Tenant’s default, for the amount of the Base Rent and all additional rent and other charges which would be payable under this lease by Tenant if this Lease were still in effect, less the net proceeds of any reletting of the Premises actually collected by Landlord after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, reasonable attorneys’ fees, alteration costs (subject to the Removal Payment Cap [defined later] to the extent applicable) and expenses of preparation of the Premises for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Base Rent and on the days on which Additional Rent would have been payable as if this Lease were still in effect, and Landlord shall be entitled to recover from Tenant such damages monthly as the same shall arise.

If Base Rent and additional rent are accelerated and this Lease is terminated as provided in Paragraph 8.2(a)(ii) above, Tenant shall be liable to pay to Landlord, in one payment, as damages for Tenant’s default, an amount equal to (i) the total amount of Base Rent and additional rent reserved in this Lease from the date of default to the date of expiration of the Term discounted at a fixed annual interest rate equal to the Federal Funds Rate as published in the Wall Street Journal on the date of Landlord’s election to accelerate the rents hereunder less (ii) the rental value of the Premises for the same period discounted by the Federal Funds Rate.

Whether or not the Lease is terminated, Landlord shall in no way be responsible or liable for any failure to relet the Premises or for any failure to collect any rent upon such reletting.

(c) No Limitations. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(d) Cumulative Remedies. Landlord’s remedies under this Lease are cumulative and not exclusive of any other remedies to which Landlord may be entitled in case of Tenant’s default or threatened default under this Lease, including, without limitation, the remedies of injunction and specific performance.

ARTICLE IX: CASUALTY AND EMINENT DOMAIN

9.1 Casualty.

(a) Casualty in General. If, during the Term, the Premises, the Building or the land used in connection therewith, are wholly or partially damaged or destroyed by fire or other casualty, and the casualty renders the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant’s business, then Landlord shall, within thirty (30) days of the date of the damage, give Tenant a notice (“Damage Notice”) stating whether, according to Landlord’s good faith estimate, the damage can be repaired within one hundred fifty (150) days from the date of damage (“Repair Period”), without the payment of overtime or other premiums. The parties’ rights and obligations shall then be governed according to whether the casualty is an Insured Casualty or an Uninsured Casualty as set forth in the following paragraphs.

(b) Insured Casualty. If the casualty results from a risk, the loss to Landlord from which is fully covered by insurance maintained by Landlord or for Landlord’s benefit (except for any deductible amount), it shall be an “Insured Casualty” and governed by this Paragraph 9.1(b). In such event, if the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, then Landlord shall promptly proceed to make the repairs, this Lease shall remain in full force and effect, and Base Rent shall be reduced, during the period between the casualty and completion of the repairs, in proportion to the portion of the Premises that is inaccessible or unusable during that period and which is, in fact, not utilized by Tenant. Base Rent shall not be reduced by reason of any portion of the Premises being unusable or inaccessible for a period of forty-eight (48) hours or less. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord, as aforesaid, or within the Repair Period, so long as Landlord shall proceed promptly with reasonable diligence to complete such repairs and restoration. If the Damage Notice states that the repairs cannot, in Landlord’s estimate, be completed within the Repair Period without the payment of overtime or other premiums, then either party may, terminate this Lease by written notice given to the other within thirty (30) days after the giving of the Damage Notice. If either party elects to terminate this Lease, this Lease shall terminate as of the date of the occurrence of such damage or destruction and Tenant shall vacate the Premises five (5) business days from the date of the written notice terminating this Lease. Notwithstanding the foregoing, if Tenant elects to terminate this Lease, Landlord shall have the right to revoke such termination upon notice to Tenant; provided, that such notice sets forth (i) a revised Repair Period, taking into consideration overtime and/or other premiums, which is one hundred fifty (150) days or less and (ii) Landlord’s election to utilize such overtime and/or premiums in connection with such repair or restoration. If neither party so terminates, then this Lease shall remain in effect, Landlord shall make repairs, and Base Rent shall be proportionately reduced as set forth above during the period when the Premises are inaccessible or unusable and are not used by Tenant.

(c) Uninsured Casualty. If the casualty is not an Insured Casualty as set forth in the previous paragraph, it shall be an “Uninsured Casualty” governed by this Paragraph 9.1(c). In such event, if the Damage Notice states that the repairs can be completed within the Repair Period without the payment of overtime or other premiums, Landlord may elect, by written notice given to Tenant within thirty (30) days after the Damage Notice, to make the repairs, in which event this Lease shall remain in effect and Base Rent shall be proportionately reduced as set forth above. If Landlord does not so elect to make the repairs, or if the Damage Notice states that the repairs cannot be made within the Repair Period, this Lease shall terminate as of the date of the casualty and Tenant shall vacate the Premises five (5) business days from the date of Landlord’s written notice to Tenant terminating the Lease.

(d) Casualty within final six months of Term. Notwithstanding anything to the contrary contained in this Paragraph 9.1, if the Premises or the Building is wholly or partially damaged or destroyed within the final six (6) months of the Term of this Lease, Landlord shall not be required to repair damage caused by such casualty, and if Landlord elects not to repair such damage, then either Landlord or Tenant may elect to terminate this Lease.

(e) Tenant Improvements and Alterations. If Landlord elects to repair after a casualty in accordance with this Paragraph 9.1, Landlord shall cause Tenant Improvements and Alterations which Landlord has approved, to be repaired and restored at Landlord’s sole expense. Landlord shall have no responsibility for any personal property placed or kept in or on the Premises or the Building by Tenant or Tenant’s agents, employees, invitees or contractors and Landlord shall not be required to repair any damage to, or make any repairs to or replacements of, such personal property.

(f) Exclusive Remedy. This Paragraph 9.1 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant’s business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises or the Building. Upon the termination of this Lease pursuant to this Paragraph 9.1, Tenant and Landlord hereby agree to release each other from any and all obligations and liabilities with respect to the this Lease, except such obligations and liabilities which arise or accrue prior to such termination (or with respect to any release of Tenant, prior to Tenant’s surrender of the Premises in accordance with its obligations under this Lease, if later) or are expressly stated under this Lease to survive any termination of this Lease.

(g) Waiver of Subrogation. Landlord and Tenant shall cause each property insurance policy obtained by each of them to provide that the insurer waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any loss or damage covered by such policy.

9.2 Eminent Domain.

(a) Eminent Domain in General. If the whole of the Premises, or so much of the Premises as to render the balance unusable by Tenant, shall be taken or appropriated under the power of eminent domain or condemnation (a “Taking”), either Landlord or Tenant may terminate this Lease and the termination date shall be the date of the Order of Taking, or the date possession is taken by the Taking authority, whichever is earlier. If the whole or any part of the Property is the subject of a Taking and such Taking materially affects the normal operation of the Building or Common Areas, Landlord may elect to terminate this Lease. A sale by Landlord under threat of a Taking shall constitute a Taking for the purpose of this Paragraph 9.2. No award for any partial or entire Taking shall be apportioned. Landlord shall receive (subject to the rights of Landlord’s mortgagees) and Tenant hereby assigns to Landlord any award which may be made and any other proceeds in connection with such Taking, together with all rights of Tenant to such award or proceeds, including, without limitation, any award or compensation for the value of all or any part of the leasehold estate; provided that nothing contained in this Paragraph 9.2(a) shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for (i) the taking of Tenant’s Property, or (ii) interruption of or damage to Tenant’s business, or (iii) Tenant’s moving and relocation costs.

(b) Reduction in Base Rent. In the event of a Taking which does not result in a termination of the Lease, Base Rent shall be proportionately reduced based on the portion of the Premises rendered unusable, and Landlord shall restore the Premises or the Building to the extent of available proceeds or awards from such Taking. Landlord shall not be required to repair or restore any damage to Tenant’s Property or any Alterations.

(c) Sole Remedies. This Paragraph 9.2 sets forth Tenant’s and Landlord’s sole remedies for Taking. Upon termination of this Lease pursuant to this Paragraph 9.2, Tenant and Landlord hereby agree to release each other from any and all obligations and liabilities with respect to this Lease except such obligations and liabilities which arise or accrue prior to such termination.

ARTICLE X: RIGHTS OF PARTIES HOLDING SENIOR INTERESTS

10.1 Subordination. This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, ground lease or other matters of record (“Senior Interests”) which now or at any time hereafter encumber the Property and Tenant shall, within twenty (20) days of Landlord’s request, execute and deliver to Landlord such recordable written instruments as shall be necessary to show the subordination of this Lease to such Senior Interests. Notwithstanding the foregoing, if any holder of a Senior Interest succeeds to the interest of Landlord under this Lease, then, at the option of such holder, this Lease shall continue in full force and effect and Tenant shall attorn to such holder and recognize such holder as its landlord. In the event of attornment, no such holder of a Senior Interest or successor thereto shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such party becoming

Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such party, or (iii) bound by any future modification of this Lease not consented to by such party. The subordination of this Lease to any Senior Interest entered into after the date of this Lease shall be upon the condition that Tenant is furnished a subordination and non-disturbance agreement (“SNDA”) from the holder thereof on the holder’s form which provides, among other things, that so long as Tenant is not in default under this Lease, this Lease shall not be terminated nor Tenant’s use, possession or enjoyment hereunder disturbed in connection with any proceeding to foreclose the Senior Interest or in action other action in lieu thereof; provided, however, that the furnishing such SNDA shall not be a condition to Tenant’s subordination to the Senior Interest if Tenant is in default of its obligations under this Lease.

ARTICLE XI: GENERAL

11.1 Representations by Tenant. Tenant represents and warrants that any financial statements provided by it to Landlord were true, correct and complete when provided, and that no material adverse change has occurred since that date that would render them inaccurate or misleading. Tenant represents and warrants that those persons executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on its behalf, and that this Lease is binding upon Tenant in accordance with its terms, and simultaneously with the execution of this Lease, Tenant shall deliver evidence of such authority to Landlord in form reasonably satisfactory to Landlord.

11.2 Notices. Any notice required or permitted hereunder shall be in writing. Notices shall be addressed to Landlord c/o Manager at Manager’s Address and to Tenant at Tenant’s Address. Any communication so addressed shall be deemed duly given when delivered by hand, one day after being sent by Federal Express (or other guaranteed one day delivery service) or three days after being sent by registered or certified mail, return receipt requested. Either party may change its address by giving notice to the other.

11.3 No Waiver or Oral Modification. No provision of this Lease shall be deemed waived by Landlord or Tenant except by a signed written waiver. No consent to any act or waiver of any breach or default, express or implied, by Landlord or Tenant, shall be construed as a consent to any other act or waiver of any other breach or default.

11.4 Severability. If any provision of this Lease, or the application thereof in any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each provision hereof shall be valid and enforceable to the fullest extent permitted by law.

11.5 Requests by Tenant. Tenant shall pay, on demand, all costs incurred by Landlord, including without limitation reasonable attorneys’ fees, in connection with any matter requiring Landlord’s review or consent or any other requests made by Tenant under this Lease, regardless of whether such request is granted by Landlord.

11.6 Estoppel Certificate and Financial Statements.

(a) Estoppel Certificate. Within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying (i) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (ii) the amount of Base Rent currently payable by Tenant to Landlord; (iii) Tenant’s Percentage, the Base Year and Tenant’s Share of Expenses currently payable by Tenant to Landlord; (iv) the date to which Base Rent and Tenant’s Share of Expenses have been paid in advance; (v) the amount of any security deposited with Landlord; (vi) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default, and (vii) such other matters as may be reasonably requested by Landlord. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant’s failure to execute and deliver such statement within the time required shall be a default under this Lease and shall also be conclusive upon Tenant that this Lease is in full force and effect and has not been modified except as represented by Landlord; and there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against rent.

(b) Financial Statements. Tenant shall, without charge therefor, at any time but not more than once per calendar year, within ten (10) days following a request by Landlord, deliver to Landlord, or to any other party designated by Landlord who is under a similar confidentiality obligation as Landlord, a true and accurate copy of Tenant’s most recent financial statements. All requests made by Tenant regarding renewals or expansions must be accompanied by Tenant’s most recent financial statements. All requests made by Tenant regarding subleases, or assignments must be accompanied by Tenant’s prospective subtenant’s and prospective assignee’s most recent financial statements.

11.7 Waiver of Liability. Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under any insurance policy that either may have in force at the time of the loss or damage. Each party shall notify its insurers that the foregoing waiver is contained in this Lease.

11.8 Execution, Prior Agreements and No Representations. This Lease shall not be binding and enforceable until executed by authorized representatives of Landlord and Tenant. This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings, whether written or oral, between them with respect to such subject matter. Each party acknowledges that the other has made no representations or warranties of any kind except as may be specifically set forth in this Lease.

11.9 Brokers. Each party represents and warrants that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except the Brokers named in Part I of this Lease. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party.

11.10 Successors and Assigns. Without limiting the provisions of Paragraph 7.3, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that only the original Landlord named herein shall be liable for Landlord’s obligations under this Lease, if any, accruing before the beginning of the Term, and thereafter the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of their respective ownership.

11.11 Applicable Law and Lease Interpretation. This Lease shall be construed, governed and enforced according to the laws of the state in which the Property is located. In construing this Lease, paragraph headings are for convenience only and shall be disregarded. Any recitals herein or exhibits attached hereto are hereby incorporated into this Lease by this reference. Time is of the essence of this Lease and every provision contained herein. The parties acknowledge that this Lease was freely negotiated by both parties, each of whom was represented by counsel; accordingly, this Lease shall be construed according to the fair meaning of its terms, and not against either party. If one or more persons or parties constitute Tenant, the obligations of such persons or parties hereunder shall be joint and several.

11.12 Costs of Collection, Enforcement and Disputes. Tenant shall pay all costs of collection, including reasonable attorneys’ fees, incurred by Landlord in connection with any default by Tenant. If either Landlord or Tenant institutes any action to enforce the provisions of this Lease or to seek a declaration of rights hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs as part of any award. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Premises, and/or claim of injury or damage.

11.13 Holdover. If Tenant holds over in occupancy of the Premises after the expiration of the Term, Tenant shall, at the election of Landlord, (i) become a tenant at sufferance only on a month-to-month basis subject to the terms and conditions herein specified, so far as applicable; or (ii) be deemed to have renewed this Lease for a one year period under the terms and conditions herein specified, so far as applicable. In either case, Tenant shall pay rent during the holdover period, at a base rental rate equal to one hundred fifty percent (150%) of the Base Rent in effect at the end of the Term, plus the amount of Tenant’s Share of Expenses then in effect. Tenant shall also be liable for all damages sustained by Landlord on account of such holding over.

11.14 Force Majeure. If Landlord or Tenant is prevented from or delayed in performing any act required of it hereunder, and such prevention or delay is caused by strikes, labor disputes, inability to obtain labor, materials, or equipment, inclement weather, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond such party’s reasonable control (“Force Majeure”), the performance of such act shall be excused for a period equal to the period of prevention or delay. A party’s financial inability to perform its obligations shall in no event constitute Force Majeure. Nothing in this Paragraph 11.14 shall excuse or delay Tenant’s obligation to pay any rent or other charges due under this Lease.

11.15 Limitation On Liability. Landlord shall not be liable to Tenant for any damage to or loss of personal property in, or to any personal injury occurring in, the Premises, unless such damage, loss or injury is the result of the gross negligence or willful misconduct of Landlord or its agents as determined by a final non-appeal judicial proceeding. The obligations and liability of Landlord arising from or in connection with this Lease, or any amendment to this Lease or any instrument or document executed in connection herewith do not constitute personal obligations or liabilities of the individual partners, members, managers, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek or have any recourse against the partners, members, managers, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease, or any amendment to this Lease or any instrument or document executed in connection herewith. In the event of any default by Landlord under this Lease, Tenant’s sole and exclusive remedy and recourse shall be against Landlord’s interest in the Property and not against any other assets of Landlord. In no event shall Landlord be responsible for consequential damages. Assets of a Landlord which is a partnership or limited liability company do not include the assets of the partners or members of such Landlord, and the negative capital account of a partner or member and an obligation of a partner or member to contribute capital to the partnership or limited liability company which constitutes Landlord shall not be deemed to be assets of the partnership or limited liability company which is Landlord.

11.16 Notice of Landlord’s Default. The failure by Landlord to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Landlord shall not constitute a default by Landlord unless such failure shall continue for a period of more than thirty (30) days after written notice thereof from Tenant to Landlord specifying Landlord’s default; provided, however, that if the nature of Landlord’s default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and diligently prosecutes such cure to completion. Tenant shall, simultaneously with delivery to Landlord, provide written notice specifying the Landlord default to the holder of any first mortgage or deed of trust covering the Premises whose name and address have been furnished to Tenant in writing.

11.17 Lease not to be Recorded. Tenant agrees that it will not record this Lease. If required by applicable statute, each party shall, upon the request of the other, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. If this Lease is terminated before the Term expires the parties shall execute, deliver and record an instrument acknowledging such fact and the actual date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact, coupled with an interest, with full power of substitution to execute such instrument.

11.18 Security Deposit. Upon the execution and delivery of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held as security for Tenant’s performance as herein provided. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may use, apply or retain all or any part of this security deposit for the payment of any Rent and any other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or at Landlord’s option to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration of the Term and Tenant’s vacation of the Premises. The Security Deposit may be commingled with other funds of Landlord and no interest shall accrue thereon or be payable by Landlord with respect to the Security Deposit. If all or any part of the Security Deposit is applied to an obligation of Tenant hereunder, Tenant shall immediately upon request by Landlord restore the Security Deposit to its original amount.

11.19 Guaranty of Lease. Intentionally Omitted.

{Signature Page Follows}

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, which includes the cover sheet, the foregoing Standard Provisions, Additional Provisions, if any, and Exhibits attached to this Lease, with the intent that each of the parties shall be legally bound thereby and that this Lease shall become effective as of the Date of Lease.

TENANT:

ADVANCED BIOHEALING, INC., a Delaware corporation

By:	/s/ Kevin Rakin

Name:	Kevin Rakin

Title:	Chairman & CEO

Date:	3/23/10

LANDLORD:

TRP OVERLOOK, LLC, a Delaware limited liability company

By: TRP Investments, LLC, an Illinois limited liability company, Manager

By:	/s/ Joel Teglia

Name:	Joel L. Teglia

Title:	Manager

Date:	3/29/10

PART III ADDITIONAL PROVISIONS

The following provisions (“Additional Provisions”) identified below and attached and/or set forth below are included as part of the Lease between Landlord and Tenant. Capitalized terms used in any of the Additional Provisions and not otherwise defined shall have the meanings given such terms in Part I and Part II of this Lease. In the event of any conflict between the Additional Provisions and the provisions of Part I and Part II of this Lease, the provisions contained in the Additional Provisions shall control.

ARTICLE XII: ABATEMENT OF RENT

12.1 Rent Abatement. Provided that Tenant is not in default of its obligations under this Lease beyond any applicable cure period, monthly Base Rent shall abate for the first five (5) consecutive months of the Term. If this Lease or Tenant’s right of possession under this Lease terminates prior to the scheduled Expiration Date due to a default of Tenant, then such abatement shall be of no further force or effect and Tenant shall be liable to Landlord for the entire amount of such abatement previously credited or applied to Tenant upon the occurrence of such default. For purposes of determining the amount of abatement credited or applied to Tenant, the monthly rent for the applicable period shall be deemed $8670.31.

ARTICLE XIII: CAP ON OPERATING COST INCREASES

13.1 CAP on Operating Cost Increases. For purposes of calculating Tenant’s Share of Expenses following the Base Year, Operating Costs, excluding “Uncontrollable Expenses” (defined hereinafter), shall not increase by more than the greater of (i) five percent (5%) from one calendar year to the next or (ii) the “Cumulative Percentage” (defined later) from the Base Year to calendar year in question. The “Cumulative Percentage” is the percentage obtained by multiplying five percent (5%) by the number of calendar years following the Base Year. By way of example, the Cumulative Percentage applicable Operating Costs incurred in the third calendar year of the Term (i.e., second year following the Base Year) would be ten percent (10%). “Uncontrollable Expenses” means the following Operating Costs: snow removal, insurance and utilities. In no event shall this provision be construed to apply to Taxes. The foregoing cap on Operating Expenses shall be of no further force or effect if Tenant is in default of its obligations under the Lease beyond any applicable cure period.

ARTICLE XIV: INTENTIONALLY OMITTED

ARTICLE XV TENANT’S EARLY TERMINATION RIGHT

15.1 Tenant’s Early Termination Right. Subject to the provisions and conditions herein contained, Tenant shall have the right to terminate this Lease (“Tenant’s Early Termination Right”) by giving notice to Landlord (“Termination Notice”) and paying to Landlord the applicable “Early Termination Fee” (defined later) and the Tenant Removal Deposit as required hereunder. In the event Tenant fails to strictly comply with the procedure for the exercise its right to terminate, Tenant shall have no further right to terminate hereunder. In the event Tenant strictly complies with such procedures and pays all amounts required hereunder, this Lease shall be terminated effective as of midnight on the last day of the later of (i) the ninth full calendar month of the Term following the exercise of Tenant’s Termination Right as if such date was the Expiration Date stated in this Lease or (ii) the forty-second (42nd) full calendar month of the Term as if such date was the Expiration Date stated in this Lease. The date upon which the Term of this Lease shall expire pursuant to the exercise of the foregoing rights is hereinafter referred to as the “Early Termination Date”. Tenant shall remain responsible for the payment of Base Rent and other amounts due and owing under this Lease through and including the Early Termination Date and for the performance of all other obligations of Tenant under this Lease through and including the Early Termination Date, including but not limited to, Tenant’s obligation to surrender possession of the Premises on or before the Early Termination Date in the manner required under this Lease. Tenant’s exercise of Tenant’s Early Termination Right shall, at Landlord’s election, be null and void if Tenant is in default under this Lease at the date of Tenant’s notice or at any time thereafter and prior to the Early Termination Date. Notwithstanding anything contained herein to the contrary, Tenant’s Early Termination Right, if not previously and validly exercised, shall expire on, and be of no further force or effect as of, the first day of the fifty-sixth (56th) full calendar month of the Term.

15.2 Tenant’s Payments. In the event Tenant’s Early Termination Right is exercised in accordance with the provisions hereof, Tenant shall pay Landlord, upon demand, an amount equal to the unamortized cost of all tenant improvements performed by or paid for by Landlord, all rent abatements and all brokers’ commissions incurred in connection with this Lease as of the applicable Early Termination Date (“Early Termination Fee”). Such costs, abatements and brokers commissions shall be amortized over the original Term of this Lease from the first anniversary of Rent Commencement Date through and including the Early Termination Date on a straight line basis at an annual rate of eight percent (8%) per annum. Tenant shall also pay to Landlord, upon demand, a Tenant Removal Deposit under Paragraph 5.1(d). If Tenant fails to pay the Early Termination Fee or the Tenant Removal Deposit when due, then such failure shall be deemed a default under this Lease and Landlord shall have the right to revoke Tenant’s Early Termination Right and/or to pursue all rights and remedies for such breach. Tenant’s obligation to pay the Early Termination Fee and the Tenant Removal Deposit shall survive any termination of this Lease.

15.3 Default and Assignment. Notwithstanding anything herein to the contrary, at Landlord’s sole election, Tenant shall have no Tenant’s Early Termination Right if Tenant is in default as of or at any time following Tenant’s giving of the Termination Notice, and said default is not cured within the applicable cure period provided for same in this Lease (or prior to the Early Termination Date, if sooner). Tenant’s exercise of Tenant’s Early Termination Right shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If this Lease or Tenant’s right to possession of the Premises terminates in any manner whatsoever before Tenant exercises the right herein provided, or if Tenant subleases or assigns all or any portion of the Premises, then immediately upon such termination, sublease or assignment, Tenant’s Early Termination Right shall simultaneously terminate and become null and void. Such right is personal to Tenant. Under no circumstances whatsoever shall the assignee under an assignment of this Lease, or a subtenant under a sublease of the Premises, have any right to exercise Tenant’s Early Termination Right.

ARTICLE XVI LABORATORY CHEMICALS, RADIOISOTOPES AND BIOHAZARDOUS MATERIALS

16.1 Laboratory Chemicals, Radioisotopes And Biohazardous Materials. Notwithstanding anything to the contrary contained herein, Tenant may use, generate and temporarily store on the Premises Hazardous Materials typically used, generated and stored in connection with Tenant’s Permitted Use, including laboratory chemicals, radioisotopes and biohazardous materials commonly found in research laboratories (such Hazardous Materials are hereinafter called “Laboratory Substances”); provided, however that:

(a) such Laboratory Substances shall be used and maintained only in such quantities as are reasonably necessary for the Permitted Use of the Premises and the ordinary course of Tenant’s business therein, strictly in accordance with applicable governmental requirements and the manufacturers’ instructions therefor,

(b) such Laboratory Substances shall not be disposed of, released or discharged in, on or about the Property except as expressly provided hereinafter. Laboratory Substances may be vented through HVAC systems exclusively servicing the Premises and/or disposed of through drain systems serving the Premises; provided that such venting and disposal is performed in strict compliance with all applicable laws and in an manner and with quantities that would not require remediation or removal under applicable Environmental Law (including, without limitation, the aggregation of quantities of Laboratory Substances that otherwise, in each singular instance of disposal, release or discharge, would not require remediation or removal); and if any applicable law, health and safety rules and regulations, or Landlord’s trash removal contractor requires that any such Laboratory Substances be disposed of separately from ordinary trash, Tenant shall not place or permit to be placed any Laboratory Substances in any trash dumpster or other garbage collection bin provided by Landlord,

(c) such Laboratory Substances shall be transported to and from the Premises in compliance with all applicable laws, and as Landlord shall reasonably require, and Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site,

(d) any remaining Laboratory Substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease,

(e) for purposes of removal and disposal of any Laboratory Substances, Tenant shall be named as the owner and generator, obtain a waste generator identification number, and execute all permit applications, manifests, waste characterization documents and any other required forms,

(f) Tenant shall submit to Landlord on an annual basis copies of its approved Laboratory Substances communication plan, OSHA monitoring plan, and all necessary governmental permits to the extent Tenant is required to prepare, file or obtain any such plans or permits, and

(g) at such times as Landlord may reasonably request, Tenant shall provide Landlord with a chemical inventory, certified to be true and complete, identifying any Laboratory Substances then used, stored, or maintained upon the Premises, along with Material Safety Data Sheets (MSDS) for all such substances, and such other information as Landlord may reasonably require or as may be required by law.

The foregoing shall not release Tenant from any indemnification of Landlord for Hazardous Materials as set forth in this Lease. If Tenant fails to dispose of such Laboratory Substances in accordance with the provisions of this Lease, Landlord may, but is not required, to dispose of same and Tenant shall pay Landlord for the cost thereof as Additional Rent hereunder. Nothing contained in this Lease shall be deemed to impose an obligation on

Landlord to see that Tenant properly disposes of Laboratory Substances stored or generated on the Premises.

ARTICLE XVII: RIGHT OF OPPORTUNITY

17.1 Right of Opportunity. During the “Opportunity Period” (defined later), Tenant shall have a right of opportunity (“Right of Opportunity”) to lease the office space on the second (2nd) floor of the Building shown on the Exhibit A as the “Expansion Space”, commonly known as Suite 210 and Suite 220, containing approximately 2,968 and 3,993, square feet of rentable floor area, respectively, (the “Expansion Space”) prior to the Expansion Space being leased to a third party (other than any existing occupant, its successors, assigns, subtenants and/or any affiliate thereof), in an “as is” condition, on the same terms and provisions then in effect under this Lease, except that (i) monthly Base Rent for the Expansion Space shall be increased to reflect the “Prevailing Rental Rate” (defined hereinafter), (ii) Tenant shall be deemed to have waived Tenant’s Early Termination Right, (iii) the term of the Expansion Space lease shall be for thirty-six (36) months, unless thirty-six (36) months or more remain on the original Term of this Lease for the Premises, in which case the term of the Expansion Space lease shall be coterminous with the Term hereof, and (iv) if less than thirty-six (36) months remain on the original Term of the Lease for the Premises, then the Term of the Lease for the Premises shall be extended, at the Prevailing Rental Rate for the Premises, to be coterminous with the lease of the Expansion Space, and (v) the Tenant improvement allowance for the Expansion Space shall be at the same per square foot rate provided in this Lease and apportioned based on the term of such Expansion Space lease and the square footage of the Expansion Space, and (vi) any rent concession periods shall not apply. “Opportunity Period” means the Commencement Date through the date six (6) months prior to the Expiration Date of the original Term of this Lease.

17.2 Prevailing Rental Rate. For purposes of this Article XVII, the “Prevailing Rental Rate” means the average per square foot rental rate for comparable leases and comparable office space in comparable office buildings in the Central Business District of Brentwood, Tennessee, taking into consideration the Tenant Allowance to be provided for the Expansion Space; provided, however, that under no circumstances shall the Base Rent under this Lease ever be less than such amount of Base Rent then in effect under this Lease, on a per rentable square foot basis. Landlord shall provide Landlord’s determination of the Prevailing Rental Rate to Tenant. In the event that Tenant does not agree with Landlord’s determination of Prevailing Rental Rate, Tenant shall object to such determination and propose an alternative Prevailing Rental Rate by written notice to Landlord within five (5) business days of Landlord’s notice. Tenant’s failure to give such notice or propose an alternative Prevailing Rental Rate within such five (5) business day period shall constitute acceptance by Tenant of, and Tenant’s agreement to pay, the Prevailing Rental Rate specified by Landlord. If Tenant objects in a timely manner, the parties shall use good faith efforts to agree upon a Prevailing Rental Rate. If the parties cannot agree upon the Prevailing Rental Rate (as evidenced by a written instrument executed by the parties) within ten (10) business days following Tenant’s objection notice (for purposes of this Paragraph 17.2, “Outside Agreement Date”), then each party’s determination shall be submitted to arbitration in accordance with the following provisions.

No later than ten (10) business days following the Outside Agreement Date, Landlord and Tenant shall jointly appoint one arbitrator who, by profession shall be a MAI certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of office properties in the Brentwood Tennessee area. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Prevailing Rental Rate is the most accurate as determined by the arbitrator(s). The arbitrator shall reach a decision within thirty (30) days of the Outside Agreement Date, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant. If the parties are unable to agree upon one arbitrator, then the matter shall be submitted to arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or its local equivalent) then in effect, but subject to the instructions set forth in this Amendment. The cost of arbitration shall be paid by the non-prevailing party in such arbitration.

17.3 Notice Procedure. During the Opportunity Period, Landlord shall notify Tenant when Landlord enters or intends to enter serious negotiations with a third party (other than any existing occupant, its successors, assigns, subtenants and/or affiliates thereof) to lease the Expansion Space (and Landlord’s good faith determination of whether serious negotiations have been entered or are about to be entered shall be conclusive and binding upon the parties). Tenant shall then have five (5) business days in which to notify Landlord in writing that Tenant is exercising Tenant’s Right of Opportunity. If Tenant exercises the Right of Opportunity, said lease shall commence the later of thirty (30) days after Tenant’ notice exercising such right, or the date the Expansion Space is available for occupancy, and shall continue for the duration of the Term of this Lease. After Tenant validly exercises its Right of Opportunity, the parties shall execute an amendment to this Lease, adding the Expansion Space, or a new lease for the Expansion Space, or such other documentation as Landlord shall require, promptly after Landlord shall prepare the same, in order to confirm the leasing of such Expansion Space to Tenant, but an otherwise valid exercise of Right of Opportunity shall be fully effective, whether or not such confirmatory documentation is executed. Said exercise shall, at Landlord’s election, be null and void if Tenant is in default under this Lease at the date of Tenant’s notice or at any time thereafter and prior to commencement of the lease of the Expansion Space.

17.4 Failure to Exercise. The foregoing Right of Opportunity shall apply only with respect to the entire Expansion Space, and may not be exercised with respect to only a portion thereof, unless only a portion shall first become the subject of Landlord’s notice concerning negotiations with another party as described above (in which case, the Right of Opportunity shall apply to such portions, as the same become subject to such notices). If Tenant fails to exercise such Right of Opportunity after notice by Landlord as provided herein (or if such exercise is revoked pursuant to the terms hereof), Landlord may freely lease the portion of the Expansion Space described in Landlord’s notice to the party (or its affiliate) with whom Landlord has entered or intends to enter serious negotiations, on any terms in Landlord’s sole discretion, and the foregoing Right of Opportunity shall be of no further force or effect with respect to such portion of the Expansion Space. If Landlord does not enter into such lease with such party (or its affiliate), the Right of Opportunity shall apply again to such space, and Landlord shall be required to notify Tenant when Landlord enters or intends to enter serious negotiations with another party to lease such space as provided above. If the Expansion Space or any portion thereof is the subject of serious lease negotiations which include other space at the Property, or if Landlord intends to enter such negotiations as further described above, the Right of Opportunity shall, at Landlord’s option, apply to the entire space which is subject to such negotiations, and at Landlord’s option, Tenant shall be obligated to either accept or refuse the opportunity to lease such entire space on the terms provided herein. The Right of Opportunity shall be subject and subordinate to any other rights, granted prior to the date hereof, of any other parties to lease the Expansion Space.

17.5 Default and Assignment. Tenant’s exercise of the Right Of Opportunity shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If this Lease or Tenant’s right to possession of the Premises terminates in any manner whatsoever before Tenant exercises the right herein provided, or if Tenant subleases or assigns all or any portion of the Premises or if Tenant exercises any right of early termination granted to Tenant under this Lease, then immediately upon such termination, sublease or assignment or exercise of any right of early termination, the Right of Opportunity shall simultaneously terminate and become null and void. Such right is personal to Tenant. Under no circumstances whatsoever shall the assignee under a complete or partial assignment of this Lease, or a subtenant under a sublease of the Premises, have any right to exercise the Right of Opportunity.

ARTICLE XVIII: GENERATOR PAD USE

18.1 Conditional Right to Install. Subject to the provisions hereof and the provisions of Paragraph 5.1 of this Lease and Landlord’s prior approval, Tenant shall have the conditional right to have installed on the existing generator pad located outside of the Building (“Generator Pad”) one (1) emergency electric generator (“Emergency Generator”). Any installation and/or operation by Tenant of the Emergency Generator shall: (i) be in full compliance with all applicable laws and regulations, Landlord’s design criteria for the Property and all covenants, conditions, restrictions and easements affecting the Property, (ii) not interfere with any other electrical, computing, power delivery, telephonic, satellite dish, antenna or any other communication device, (iii) be installed and maintained in accordance with good industry practice and the reasonable requirements of Landlord, and (iv) be at Tenant’s sole cost, expense and risk.

18.2 Deliveries to Landlord Prior to Installation. Prior to any installation of any Emergency Generator and in addition to the requirements of Paragraph 5.1, Tenant shall provide Landlord with the following for Landlord’s approval, not to be unreasonably withheld or delayed: (i) evidence of all necessary third party (governmental regulatory or the like), approvals, permits and the like for the installation of the Emergency Generator, (ii) plans and specifications for the same, including, but not limited to, plans for any proposed modifications to the Building that may be required to make the building safe and compliant with all codes and other legal requirements and plans and specifications for all screening required pursuant to Landlord’s design criteria for the Property or applicable covenants, conditions and restrictions affecting the Property, (iii) a certificate issued by a licensed electrical engineer certifying to Landlord that the Premises and the building in which the Premises is located (including, without limitation, the structure thereof) shall be safe and compliant with all codes and other legal requirements following the installation of such Emergency Generator and any modifications proposed by Tenant, and (iv) such other information as Landlord may reasonably require or request.

18.3 Maintenance, Repair and Removal. Tenant shall, at its sole cost and expense, install and promptly and properly repair, maintain and service the Generator Pad, the Emergency Generator and all components thereof, including any wiring, in compliance with law and in a good, safe, clean and sanitary condition. Tenant shall repair, at its sole cost, any and all damage to the Property relating to, or resulting from, the installation, existence, operation, maintenance, repair, removal or condition of the Emergency Generator and all component parts thereof, including any wiring. In the event that in connection with Landlord’s performing maintenance, repair and/or replacement of Building or related improvements, it is necessary for the Emergency Generator to be removed or disconnected while Landlord performs such work, Tenant shall be responsible for removing and/or disconnecting same, and for reinstalling and/or reconnecting same, at its sole cost and expense. Notwithstanding the provisions of Paragraph

7.1 of the Lease which might be read to the contrary, upon termination of this Lease, at Landlord’s election, the Emergency Generator and all related equipment shall be removed by Tenant at Tenant’s sole cost and expense. If Tenant fails to perform any of its obligations hereunder, Landlord may do so on Tenant’s behalf, and Tenant shall pay the cost thereof to Landlord on demand. Tenant obligations hereunder shall survive the termination of the Lease.

ARTICLE XIX: COMPLIANCE WITH LAW

19.1 Compliance with Law. If any fire rating bureau or any similar body having jurisdiction or any governmental authority having jurisdiction requires or recommends that any changes, modifications, alterations, additions to the Premises or equipment located thereon (including, but not limited to, health and safety systems, ventilations systems, fire suppression systems, emergency response devices, alarms, OSHA required improvements or equipment or other equipment) be made or supplied by reason of Tenant’s business or the improvements it has added or the location of partitions, trade fixtures or other contents of the Premises, or if any such changes, modifications, alterations, additions or other equipment become necessary to prevent imposition of any additional charge or penalty in the fire insurance rate as fixed by said bureau or by any fire insurance company for general office buildings, Tenant shall, at its own cost, promptly make and supply all such changes, modifications, alterations, or equipment.

ARTICLE XX: VENTILATION SYSTEM

20.1 Ventilation System. If at anytime subsequent to the date of this Lease: (i) any governing governmental body having jurisdiction over the Premises or Tenant requires installation of a ventilation and exhaust system to promptly and adequately remove all odors from the Premises which arise from Tenant’s use of the Premises and/or (ii) Landlord, in Landlord’s good faith business judgment and with either a demonstrated associated health risk or repeated complaints from other occupants of the Building, requires Tenant to install a ventilation and exhaust system to promptly and adequately remove all odors from the Premises which arise from Tenant’s use of the Premises, Tenant shall promptly install, at its sole cost and expense, a ventilation and exhaust system as required by law or as otherwise required by Landlord (the “Ventilation and Exhaust System”). The installation and/or operation by Tenant of the Ventilation and Exhaust System shall: (i) be in compliance with all applicable laws and regulations, (ii) be installed and maintained in accordance with good industry practice and the requirements of Landlord, and (iii) be at Tenant’s sole cost, expense and risk.

20.2 Deliveries to Landlord Prior to Installation. Prior to any installation of any Ventilation and Exhaust System and in addition to the requirements of Paragraph 5.1, Tenant shall provide Landlord with the following for Landlord’s approval, not to be unreasonably withheld or delayed: (i) evidence of all necessary third party (governmental regulatory or the like), approvals, permits and the like for the installation of the Ventilation and Exhaust System, (ii) plans and specifications for the same, including, but not limited to, plans for any proposed modifications to the Building that may be required to make the building safe and compliant with all codes and other legal requirements and plans and specifications for all screening required pursuant to Landlord’s design criteria for the Property or applicable covenants, conditions and restrictions affecting the Property, (iii) a certificate issued by a licensed HVAC engineer certifying to Landlord that the Premises and the building in which the Premises is located (including, without limitation, the structure thereof) shall be safe and compliant with all codes and other legal requirements following the installation of such Ventilation and Exhaust System and any modifications proposed by Tenant, and (iv) such other information as Landlord may reasonably require or request.

20.3 Maintenance, Repair and Removal. Tenant shall, at its sole cost and expense, install and promptly and properly repair, maintain and service the Ventilation and Exhaust System and all components thereof, including any wiring, in compliance with law and in a good, safe, clean and sanitary condition. Tenant shall repair, at its sole cost, any and all damage to the Property relating to, or resulting from, the installation, existence, operation, maintenance, repair, removal or condition of the Ventilation and Exhaust System and all component parts thereof, including any wiring. In the event that in connection with Landlord’s performing maintenance, repair and/or replacement of Building or related improvements, it is necessary for the Ventilation and Exhaust System to be removed or disconnected while Landlord performs such work, Tenant shall be responsible for removing and/or disconnecting same, and for reinstalling and/or reconnecting same, at its sole cost and expense. Notwithstanding the provisions of Paragraph 7.1 of the Lease which might be read to the contrary, upon termination of this Lease, at Landlord’s election, the Ventilation and Exhaust System and all related equipment shall be removed by Tenant at Tenant’s sole cost and expense. If Tenant fails to perform any of its obligations hereunder, Landlord may do so on Tenant’s behalf, and Tenant shall pay the cost thereof to Landlord on demand. Tenant obligations hereunder shall survive the termination of the Lease.

ARTICLE XXI: RIGHT TO EXTEND TERM

21.1 Option to Extend Term. Subject to and in accordance with the provisions hereof, Tenant is hereby granted the option to extend the Term for one (1) additional period of sixty (60) consecutive months (“First Extension Period”), on the same terms and conditions in effect under the Lease immediately prior to the First Extension Period, except that monthly Base Rent and other rent payable by Tenant shall be increased to the average per square foot rental rate for comparable leases and comparable office space in comparable office buildings in the Central Business District of Brentwood, Tennessee (“Prevailing Market Rate”);provided, that (i) Landlord shall not be required to construct any improvements to the Premises or Building, (ii) any rent concession periods and tenant allowances, if any, shall not apply to the First Extension Period and (ii) under no circumstances shall the Base Rent under this Lease ever be less than such amount of Base Rent then in effect under this Lease, on a per rentable square foot basis. The foregoing option to extend may be exercised only by giving Landlord irrevocable and unconditional written notice thereof no later than six (6) months before the commencement of the First Extension Period. In the event Tenant fails to strictly comply with the procedure for exercise of its option to extend hereunder, Tenant shall have no further right to extend the Term. Said exercise shall, at Landlord’s election, be null and void if Tenant is in default under the Lease at the date of said notice or thereafter at any time prior to commencement of the First Extension Period or if Tenant has exercised any early termination right under this Lease. Landlord shall provide Landlord’s determination of the Prevailing Market Rate to Tenant. In the event that Tenant does not agree with Landlord’s determination of Prevailing Market Rate, Tenant shall object to such determination and propose an alternative Prevailing Market Rate by written notice to Landlord within five (5) business days of Landlord’s notice. Tenant’s failure to give such notice or propose an alternative Prevailing Market Rate within such five (5) business day period shall constitute acceptance by Tenant of, and Tenant’s agreement to pay, the Prevailing Market Rate specified by Landlord. If Tenant objects in a timely manner, the parties shall use good faith efforts to agree upon a Prevailing Market Rate. If the parties cannot agree upon the prevailing market rate (as evidenced by a written instrument executed by the parties) within ten (10) business days following Tenant’s objection notice (“Outside Agreement Date”), then each party’s determination shall be submitted to arbitration in accordance with the following provisions.

No later than ten (10) business days following the Outside Agreement Date, Landlord and Tenant shall jointly appoint one arbitrator who, by profession shall be a MAI certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of office properties in the Brentwood Tennessee area. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Prevailing Market Rate is the most accurate as determined by the arbitrator. The arbitrator shall reach a decision within thirty (30) days of the Outside Agreement Date, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant. If the parties are unable to agree upon one arbitrator, then the matter shall be submitted to arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or its local equivalent) then in effect, but subject to the instructions set forth in this Amendment. The cost of arbitration shall be paid by the non-prevailing party in such arbitration.

In the event of any assignment (other than an assignment or other transfer in connection with a Change in Control) or other transfer by Tenant of its interest in this Lease or any sublease of the Premises, neither Tenant nor such assignee, sublessee or other transferee shall have the right to exercise any option to extend or renew this Lease.

{End of Additional Provisions}

PART IV EXHIBITS

EXHIBIT A

FLOOR PLAN OF PREMISES

Exhibit A

area: 5,476 rsf

2ND FLOOR SOUTH
NOT TO SCALE

DESIGNER INITIALS SFW

OVERLOOK BUILDING
BRENTWOOD, TENNESSEE

ids design studio

EXHIBIT B

NOTICE OF LEASE TERM DATES

[TENANT]

Re: Lease dated                                          (the “Lease”) between TRP OVERLOOK, LLC, a Delaware limited liability company, (“Landlord”) and                                          (“Tenant”), concerning the Premises (as defined in the Lease) located at Overlook I, 214 Overlook Circle, Brentwood, Tennessee 37027

Ladies and Gentlemen:

In accordance with the Lease, please confirm the following by signing below:

1. The Premises have been accepted by Tenant as being substantially complete in accordance with the Lease, and there is no deficiency in construction.

2. Tenant has possession of the Premises. The Commencement Date under the Lease is                                         . The Rent Commencement Date is                                         . The Expiration Date is                                         .

3. Your rent checks should be made payable to TRP OVERLOOK, LLC and delivered in care of the Property Manager, Nashville Commercial Real Estate Services, LLC, 2002 Richard Jones Rd., Suite A-203, Nashville, Tennessee 37215 or as otherwise instructed by the Property Manager.

AGREED AND ACCEPTED

[TENANT]	NASHVILLE COMMERCIAL REAL ESTATE
SERVICES, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT C

TENANT IMPROVEMENTS

A. General. As anticipated by the terms of this Lease, this Exhibit C sets forth the agreement between Landlord and Tenant respecting initial work to be performed by Landlord to improve the Premises (referred to herein as “Tenant Improvements”) together with such additional work which may thereafter be performed to improve the Premises with a Laboratory (defined below), whether performed by Landlord or Tenant (referred to herein, as “Additional Tenant Improvements”).

B. Tenant Improvements. By not later than the Date of Lease, Tenant shall provide to Landlord, in writing, schematic plans and outline specifications (“Tenant’s Space Plans”) in sufficient detail, as reasonably determined by Landlord, to permit Landlord to prepare the Preliminary Plans, as defined in Paragraph D below. Landlord shall provide preliminary space planning/test-fit for Tenant, at Landlord’s cost, which shall not be deducted from the “Allowance” (defined below). If Tenant desires additional space planning to prepare Tenant’s Space Plans, Tenant shall provide and pay the cost thereof. All Tenant Improvements shall be subject to Landlord’s prior written approval, which shall subject to the standards set forth in Paragraph 5.1(a) of this Lease.

C. Allowance. Landlord hereby agrees to pay all costs associated with the construction of the Tenant Improvements in an amount of up $14.00 per square foot of space in the Premises, for a maximum amount of $76,664.00 (the “Allowance”). Following Tenant’s deposit of the Security Deposit and opening for business at the Premises, Landlord shall pay Tenant from the Allowance (or otherwise provide Tenant with a credit to the Allowance) for out-of-pocket costs incurred by Tenant prior to the execution of this Lease, previously approved in writing by Landlord, for the design and/or space planning of the Tenant Improvements. If prior to the commencement of construction of Tenant Improvements or any time thereafter, Landlord reasonably estimates that the cost thereof may exceed the Allowance, Landlord shall have the right to require Tenant to deposit with Landlord the difference between Landlord’s estimate and the Allowance (“Tenant Deposit”). If the actual costs of constructing the Tenant Improvements are greater than the Allowance, Landlord shall have the right from time to time to apply Tenant’s Deposit to such excess costs, and any balance remaining shall be refunded to Tenant within thirty (30) days of the completion of construction and Landlord’s final determination of the actual construction cost. If the actual costs of constructing Tenant Improvements are greater that the sum of the Allowance and the Tenant Deposit, if any, all costs in excess thereof shall be considered additional rent and shall be payable by Tenant to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s invoice therefore.

If the actual costs of constructing the Tenant Improvements are less than the Allowance, then the balance remaining may be applied to Additional Tenant Improvements completed within eighteen (18) months of the Date of Lease, including but not limited to, the construction of the Laboratory. All Additional Tenant Improvements, whether constructed by Landlord or Tenant, shall be subject to Landlord’s prior written approval, which shall be subject to the standards set forth in Paragraph 5.1(a). Any portion of the balance of the Allowance remaining not so applied to the cost of Additional Tenant Improvements shall be retained by Landlord, and Tenant shall not be entitled to any portion thereof.

D. Preliminary Plans. Following receipt of Tenant’s schematic plans and outline specifications as described in Paragraph B, Landlord shall cause to be prepared and delivered to Tenant preliminary plans and specifications (“Preliminary Plans”) for the Tenant Improvements. The Preliminary Plans shall include a floor plan layout showing all partitions, lighting, electrical, and telephone outlets and other improvements desired by Tenant which have been approved by Landlord. If Tenant fails to notify Landlord in writing of changes to the Preliminary Plans within three (3) days of Tenant’s receipt of the Preliminary Plans, Tenant shall be deemed to have approved the Preliminary Plans.

E. Final Plans. If deemed necessary by Landlord, Landlord shall prepare final plans and specifications (“Final Plans”) in substantial conformance with the Preliminary Plans and deliver them to Tenant for review and approval. The Final Plans need not include working or shop drawings. Within three (3) days after receiving the Final Plans from Landlord, Tenant shall notify Landlord in writing of any changes Tenant believes are necessary to bring the Final Plans into substantial conformance with the Preliminary Plans. If Tenant fails to give Landlord notice of such changes within such time period, Tenant shall be deemed to have approved the Final Plans. In no event may Tenant object to any logical development or refinement of the Preliminary Plans or any change from the Preliminary Plans that is necessary to: (i) make the Tenant Improvements conform to applicable laws, ordinances and regulations; (ii) avoid structural alterations to the Building; or (iii) avoid substantial alterations to any Building Systems.

F. Construction. Upon approval of the Final Plans and Tenant’s deposit of Tenant’s Deposit, if any, required by Landlord, Landlord shall bid the construction of Tenant Improvements to no less than two (2) licensed contractors, shall select the lowest qualified bid as determined by Landlord in the exercise of its good faith business judgment and shall cause the Tenant Improvements to be installed in accordance with the Final Plans, in a good and workmanlike manner, by a licensed contractor subject to punchlist items and Delay (defined later). Once installed, the Tenant Improvements shall be a part of the Premises and the sole property of Landlord. For purposes hereof “Delay” shall mean: (i) any delay incurred by Landlord in performing its obligations hereunder as a result of “Tenant Delay” (hereinafter defined), and (ii) any act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, flood, and any other cause not within the control of Landlord. For purposes hereof “Tenant Delay” shall mean: (i) any delay incurred by Landlord in performing its obligations hereunder as a result of the action or inaction of Tenant, its employees, agents, and contractors, including, but not limited to, any delay in Tenant’s approval of plans and specifications and any delay in making any Tenant Deposit required hereunder and (ii) any delay resulting from “change orders” of Tenant.

G. Substantial Completion. Landlord shall notify Tenant of the substantial completion of the Tenant Improvements (“Substantial Completion”). Within ten (10) days after receiving the notice of Substantial Completion, Tenant shall make an inspection of the Premises and provide Landlord with a “punch list” of items which Tenant alleges were improperly performed or need completion. Any matters not shown on Tenant’s punch list shall be deemed approved by Tenant. Landlord shall within sixty (60) days of delivery of possession to Tenant (subject to Delay) correct any items on Tenant’s punch list that, in Landlord’s reasonable judgment, require correction or completion. In the event of any dispute regarding any punch list items or the construction of Tenant Improvements, such dispute shall be resolved by an architect to be designated by Landlord. Upon completion of the punchlist items, if any, Landlord shall have completed all of its obligations hereunder pertaining to the Tenant Improvements without requirement of any further documentation to evidence completion thereof.

H. Costs. The costs of the Tenant Improvements (and Tenant’s Additional Improvements, if any) shall include the actual costs of construction (including the general conditions and overhead and profit of Landlord’s contractor but excluding costs associated with Tenant’s lines, wiring, cabling and equipment for Tenant’s telephone, computer and voice data systems, which shall be paid by Tenant pursuant to Paragraph J below), labor, materials, insurance, bonds, construction management expenses, including fees of Landlord’s property manager, the costs of all permits and approvals, and all design costs and other charges by Landlord’s architects and engineers in the review of the Preliminary Plans and preparation of the Final Plans.

I. Plan Changes. Tenant may request reasonable changes in the Final Plans after their approval, provided, however, that no such change shall require or cause a structural change in the Building, require substantial alterations to the Building Systems, change the size or configuration of the Premises, or render the Premises or the Building in violation of any applicable laws, ordinances or regulations. Landlord shall have the right to withhold its approval of any change requested by Tenant in Landlord’s sole discretion. Tenant shall pay any additional costs required to implement any such changes, including without limitation design fees, construction costs and costs of delay.

J. Interior Furnishings and Equipment. Landlord shall not be required to furnish professional interior design services to Tenant and shall not be required to pay for professional interior design services engaged by Tenant. Tenant’s interior furnishings, furniture, lines, wiring, cabling and equipment for telephone, computer, voice data and other office systems, and all moveable equipment, shall all be the sole responsibility of Tenant and the cost thereof shall not be deducted from the Allowance. Tenant’s installation of lines, wiring and cabling shall be subject to Landlord’s prior written approval, and Tenant’s installation of interior furnishings, lines, wiring, cabling and equipment shall be coordinated with any work being performed by Landlord in the Premises or elsewhere in the Building in such manner as to maintain harmonious labor relations and not damage the Building or the Premises or the building’s operations, and so as not to delay Landlord’s performance of Tenant Improvements.

K. Laboratory Improvements. Tenant Improvements or Additional Tenant Improvements may include, at Tenant’s election, the construction of a wet research laboratory within the Premises (the “Laboratory”) in accordance with Tenant’s Permitted Use and subject to the provisions of this Lease. The parties acknowledge and agree that construction of the Laboratory shall not commence until after the Date of the Lease and may occur in one or more phases; provided, however, that (i) Landlord’s contribution to the total cost of the Tenant Improvements and Additional Tenant Improvements shall in no event exceed the Tenant Allowance, (ii) with respect to each phase or job, Tenant shall specify to Landlord, at the time Tenant identifies such phase or job, whether Tenant desires to perform the work for the applicable phase or job or desires Landlord to perform the work for the applicable phase or job, and (iii) except as expressly provided herein, in no event shall Tenant be permitted to perform any work that involves structural alterations to the Building or substantial alterations to any Building Systems or that could render the Premises or the Building in violation of any applicable laws, ordinances or regulations. At Landlord’s good faith election, any work approved by Landlord that involves structural alterations to the Building or substantial alterations to any Building Systems shall be performed by Landlord’s designated contractor(s) notwithstanding anything contained herein to the contrary. Without limiting the foregoing, Landlord shall consider, in good faith, any licensed, reputable and qualified contractors proposed by Tenant to perform such work without having any obligation to approve or designate the same. Tenant acknowledges that such work could affect, among other things, existing warranties (if any), systems and support serving the Project in general and other occupants of the Building and Landlord’s repair and maintenance responsibilities and costs and that Landlord in all events reserves the right, exercised in good faith, to designate the contractor(s) who shall perform such work.

Prior to commencement of construction of the Laboratory (and each phase thereof), Tenant shall submit to Landlord for Landlord’s approval all schematic plans and outline specifications in accordance with the provisions of Paragraph B above and Tenant may allocate any unapplied or unallocated portion of the Allowance towards the design and/or construction of the Laboratory. Subject to Landlord’s approval rights under this Lease, Tenant shall have the sole right to manage and direct construction of the Laboratory in the event Tenant elects to perform the work as provided above, including, but not limited to, the right to select the architect(s), engineer(s) and contractor(s) to design/build the Laboratory. Landlord hereby acknowledges that construction of the Laboratory will require renovations to the Building and/or Building Systems, including, but not limited to the following renovations: addition of a new HVAC system, exclusively serving the Laboratory and requiring the punching holes in the Building roof and new drains in the Premises requiring punching of holes in the floor of the Premises. Notwithstanding anything contained in the Lease or this Exhibit C to the contrary, Landlord shall not unreasonably withhold or delay its approval of such work. It shall be reasonable for Landlord not to approve such work, among other reasons, if such Alterations could materially increase Building maintenance and repair costs or obligations or result in a reduction in capacity, function or weather-tightness of the roof, floor, structure and/or Building Systems.

Upon approval by Landlord of any work to be performed by Tenant hereunder, Tenant shall cause such improvements to be installed substantially in accordance with Landlord’s approved plans and specifications and in compliance with applicable laws, ordinances and regulations. Once installed, such improvements shall be a part of the Premises and the sole property of Landlord. Upon completion of such improvements, Tenant shall deliver to Landlord invoices for Tenant’s out-of-pocket costs for such improvements, full and final lien waivers and other reasonably requested documentation pertaining to such work. Following Landlord’s inspection and approval of such documentation and the improvements constructed by Tenant (not to be unreasonably delayed or withheld), Landlord shall promptly pay such invoices directly to the contractors performing such work (conditioned upon Landlord’s receipt of full and final lien waivers therefor) or reimburse Tenant for any costs paid directly by Tenant (conditioned upon Landlord’s receipt of reasonably satisfactory evidence of payment and full and final lien waivers therefor); provided, however, that Landlord’s aggregate payments for the costs of Tenant Improvements and Additional Tenant Improvements, including but not limited to the Laboratory, (regardless of whether those costs are incurred by Landlord, paid to Tenant or paid to Tenant’s contractors) shall in no event exceed the Tenant Allowance. Any costs incurred by Tenant for any improvements in excess of the Tenant Allowance (less amounts previously paid or applied) shall be promptly paid by Tenant.

{End of Exhibit}

EXHIBIT D

RULES AND REGULATIONS

1. The driveways, parking areas, plazas, sidewalks, entrances, passages, courts, vestibules, stairwells, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the premises.

2. No awnings, canopies, or other projections shall be attached to the outside walls of the building. No drapes, curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door or the premises without the prior written consent of Landlord.

3. Tenants are prohibited from displaying any sign, picture, advertisement or notice on the inside or outside of the building, or the premises, except the usual name signs on the doors leading to the premises, which shall conform to the requirements of the management of the building, and excepting also the name strips on the directory board of the building. The directory board of the building will be maintained by Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant.

4. The sash doors, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the building shall not be covered or obstructed by any tenant in violation of applicable laws or building codes nor shall any bottles, parcels or other articles be placed on the windowsills or perimeter fan coil consoles.

5. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the building nor placed in the halls, corridors, or vestibules without the prior written consent of Landlord.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

7. Except other otherwise permitted under the Lease, no tenant shall mark, paint, drill into, or in any way deface any part of the premises or the building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. No tenant shall lay any type of floor covering without first obtaining Landlord’s written permission.

8. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the premises, and no cooking shall be done or permitted by any tenant on the premises, except for microwave oven cooking that is incidental to an office use, does not require venting under applicable building codes and is confined to a designated and Landlord-approved kitchen area. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the premises.

9. No tenant shall make or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this building, or premises, or neighboring buildings.

10. No tenant, and no servants, employees, agents, visitors or licensees of any tenant, shall at any time bring or keep upon the premises any inflammable, combustible or explosive fluid, chemical or substance except for Laboratory Substances to the extent permitted under this Lease.

11. Except with the Landlord’s prior approval, Tenants are prohibited from installing additional locks upon any of the doors or having duplicate keys made for any of the doors leading to the premises. (All necessary keys will be furnished to the tenants by Landlord). Each tenant must, upon the termination of tenancy, return all keys to Landlord.

12. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the building or their desirability for offices, and upon written notice from Landlord, the tenants shall refrain from or discontinue such advertising.

13. The premises shall not be used for lodging or sleeping.

14. The requirements of tenants will be attended to only upon application at the office of the building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the building.

15. Canvassing, soliciting and peddling in the building are prohibited and each tenant shall cooperate to prevent the same.

16. Landlord and its agents may retain a pass key to the premises and subject to and in accordance with the provisions of Paragraph 1.1(c), shall have the right to enter the premises at any and all times for the purpose of servicing and examining the same.

17. No tenant shall install or permit to be installed any telecommunications, computer, voice data or other equipment which would cause any interference with the operation of any telecommunications, voice data or other equipment of other occupants of the building.

18. Landlord reserves the right to make such other and further Rules and Regulations as in its judgment may from time to time be needful and proper, and upon delivery of the same to the tenants they shall become binding upon the parties hereto.

{End of Exhibit}